As filed with the Securities and Exchange Commission on November 19, 2004

Registration No. 333-116200

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MATRIA HEALTHCARE, INC.

(and certain subsidiaries identified in Footnote (*) below)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2205984 (I.R.S. Employer Identification No.)

1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Roberta L. McCaw
Vice President Legal, Secretary and General Counsel
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

James L. Smith, III
Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308-2216

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     (*) Our wholly-owned subsidiaries, Facet Technologies, LLC, a Georgia limited liability company (58-2180675) and Quality Oncology, Inc. (54-1776557) a Delaware corporation are guarantors for the 4.875% convertible notes registered hereunder.

Explanatory Note

     The purpose of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Matria Healthcare, Inc. (333-116200) is to amend the table under the caption “Selling Securityholders” on the prospectus to add the names of the selling securityholders who have requested inclusion in the prospectus since September 9, 2004, the effective date of the Registration Statement.

PROSPECTUS

$86,250,000

Matria Healthcare, Inc.

4.875% Convertible Senior Subordinated Notes due 2024
and the Shares of Common Stock Issuable Upon
Conversion or Redemption of the Notes

     On May 5, 2004 we issued $75,000,000 of our 4.875% convertible senior subordinated notes due 2024 in a private placement in reliance on an exemption from registration under the Securities Act of 1933. Subsequently, on June 3, 2004, UBS Securities LLC, the initial purchaser of the notes, exercised its option to purchase an additional $11.25 million aggregate principal amount of the notes. This prospectus will be used by selling securityholders to resell their notes and the shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of these notes or these shares by the selling securityholders.

     The notes are convertible into shares of our common stock at a rate of 33.9153 shares per $1,000 principal amount of the notes (which is equal to an initial conversion price of $29.49 per share), subject to adjustment as described in this prospectus. Our common stock is listed on The Nasdaq National Market under the symbol “MATR.” On November 18, 2004, the last reported sale price of our common stock on Nasdaq was $34.00 per share. The securities offered by this prospectus may be offered by the selling securityholders in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     The notes will accrue interest at an annual rate of 4.875%. We will pay interest on the notes on May 1 and November 1 of each year, beginning November 1, 2004. The notes are not secured and are subordinated to all of our existing and future senior indebtedness. The notes are guaranteed by two of our domestic subsidiaries, Facet Technologies, LLC and Quality Oncology, Inc.

     Before May 1, 2009, we may redeem any of the notes at a redemption price equal to 100% of the principal amount of the notes we redeem plus the “make-whole” payment we describe in this prospectus, if the closing sale prices of our common stock reach certain levels and certain other conditions are satisfied. We may at our option, subject to certain conditions and exceptions, pay the “make-whole” payment in cash, shares of our common stock or a combination of cash and shares of our common stock, but we will pay the principal amount of, and certain other amounts relating to, the notes we redeem in cash. We have registered 450,397 shares of common stock under the registration statement, of which this prospectus is a part, to cover any shares of our common stock that we may issue to holders of the notes as a “make-whole” payment upon such redemption of the notes. See “Description of Notes—Redemption of Notes at Our Option—Provisional Redemption.” Beginning May 1, 2009, we may from time to time at our option redeem the notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the purchase date. Holders may require us to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest on May 1 of 2009, 2014 and 2019. Holders may require us to repurchase all or a portion of their notes upon a repurchase event, as described in this prospectus, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding the repurchase date.

     The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages or “Portal” Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading on PORTAL. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

     The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 8 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 19, 2004.

SUMMARY
SUMMARY OF THE NOTES AND COMMON STOCK
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF NOTES
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
CERTAIN US FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
SIGNATURES
EX-23.1 CONSENT OF KPMG LLP

Summary	1
Summary of the Notes and Common Stock	3
Risk Factors	8
Forward-Looking Statements	22
Ratio of Earnings to Fixed Charges	24
Use of Proceeds	25
Dividend Policy	25
Description of Notes	26
Description of Certain Other Indebtedness	54
Description of Capital Stock	55
Certain US Federal Income And Estate Tax Consequences	57
Selling Securityholders	65
Plan of Distribution	67
Legal Matters	69
Experts	69
Where You Can Find More Information	70

We have not and the selling securityholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because this is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors.”

Unless we indicate otherwise in this prospectus, “Matria,” “we,” “us” and “our” refer to Matria Healthcare, Inc. and its subsidiaries.

COMPANY OVERVIEW

We provide comprehensive, integrated disease management services and related products that offer cost-saving solutions for many of the most costly medical conditions and chronic diseases, including diabetes, cardiovascular diseases, respiratory disorders, obstetrical conditions, cancer, depression, chronic pain and Hepatitis C. We seek to improve patient outcomes and lower healthcare costs through a broad range of disease management programs and direct clinical services. We emphasize a multidisciplinary approach to care that involves our clinicians working with physicians to oversee the adherence to treatment plans. We focus on the management of patients between visits to their physician, the improvement of the patient’s compliance with the physician’s care plan and the avoidance of controllable and costly events, such as emergency room visits and hospital admissions. To serve this critical aspect of patient care, we have invested heavily in disease management information technology, call center infrastructure, a national network of skilled multidisciplinary clinicians and supply distribution channels.

We operate through two business segments: Health Enhancement and Women’s and Children’s Health.

•	Health Enhancement. We provide disease management programs and disease management services and supplies. Our disease management customers include primarily Fortune 1000 employers, health plans, Medicare and Medicaid programs, pharmaceutical companies and patients. Our disease management services target patients who have or are at risk for chronic diseases or other high cost medical conditions, and the emerging pharmaceutical market in support of complex drug therapies. In addition, we offer diabetes disease management services and supplies in Germany and are a leading designer, developer, assembler and distributor of products for the diabetes market through our subsidiary, Facet Technologies LLC, or Facet. Facet serves large medical device manufacturers and distributors of blood glucose test kits and other point of care test kits, with an estimated 40% to 50% world market share in standard lancets, lancing devices and safety lancets used by diabetes patients to obtain blood samples for testing blood glucose levels.

•	Women’s and Children’s Health. We offer a wide range of clinical and disease management services designed to assist physicians and payors in the cost-effective management of maternity patients. We manage patients with gestational diabetes, hypertension, hyperemesis, anticoagulation disorders and preterm labor. In addition, we recently announced our strategic initiative to provide services for infants and children through neonatal intensive care case management and delivery of specialty pharmaceuticals.

RECENT DEVELOPMENTS

On June 30, 2004, we completed the sale of certain assets of our direct to consumer pharmacy and supplies business to DEGC Enterprises (U.S.), Inc., a portfolio company of KRG Capital Partners, a Denver-based private equity firm. We operated the divested business through our wholly-owned subsidiaries, Diabetes Management Solutions, Inc. and Diabetes Self Care, Inc. At the closing, we received cash proceeds of approximately $102 million and we retained the accounts receivable and certain other assets of the divested business. As part of the transaction, we and DEGC Enterprises entered into a strategic relationship where DEGC Enterprises will provide diabetes and respiratory supplies to our disease management customers. We used approximately $20.5 million of the proceeds we received from the sale to satisfy the earn out payment owed to Quality Oncology, Inc. and we used approximately $60 million of the proceeds we received from the sale to complete the funding of our tender offer for our 11% Senior Notes.

On June 30, 2004, we accepted for purchase $120,000,000 in aggregate principal amount of our 11% Senior Notes tendered pursuant to our tender offer and consent and waiver solicitation which expired on June 30, 2004 at 9:00 a.m., Eastern time. In connection with the tender offer, we obtained a waiver from the holders of our 11% Senior Notes to the debt incurrence covenant contained in the indenture governing the 11% Senior Notes pursuant to which we sold the notes to the initial purchaser in reliance on an exemption from registration under the Securities Act. In addition, in connection with the tender offer, we obtained the consent of the holders of the 11% Senior Notes to amendments to the indenture governing the 11% Senior Notes to eliminate substantially all of the restrictive covenants, certain events of default and certain related provisions in the indenture with respect to any 11% Senior Notes not purchased in the tender offer. All conditions to the tender offer and consent solicitation, including the financing condition, have been satisfied, therefore, the amendments to the 11% Senior Notes indenture have become operative. We financed our purchase of the 11% Senior Notes in the tender offer with the proceeds we received from our sale of the notes to the initial purchaser and from a portion of the proceeds we received from the sale of substantially all of the assets of our business as a direct to consumer pharmacy and supplies business as described above. We recorded an estimated charge, after taxes, of approximately $14.1 million in the second quarter in connection with the pharmacy and completion of the tender offer and a gain, after taxes, of approximately $32.8 million from the sale of our direct to consumer pharmacy and supplies business.

On June 30, 2004, we used approximately $20.5 million of the proceeds we received from the sale of our pharmacy and supplies business to satisfy our earn-out payment obligation to LifeMetrix, Inc., Quality Oncology, Inc.’s former parent company. This payment obligation arose from our acquisition of Quality Oncology, Inc. in October 2002 and was based upon the financial performance of Quality Oncology during 2003.

On September 17, 2004, an Entry of Dismissal was filed in the United States Court of Appeals, formally dismissing the plaintiffs appeal of the lower court’s dismissal, with prejudice, of the class-action lawsuit alleging that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

OUR CORPORATE INFORMATION

We were incorporated on October 4, 1995 for the purpose of the merger of Healthdyne Maternity Management and Tokos Medical Corporation. The effective date of the merger was March 8, 1996. Our headquarters are located at 1850 Parkway Place, Marietta, GA 30067, and our telephone number is (770) 767-4500. Our website address is www.matria.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

SUMMARY OF THE NOTES AND COMMON STOCK

Issuer	Matria Healthcare, Inc.

Notes	$86,250,000 aggregate principal amount of 4.875% convertible senior subordinated notes due May 1, 2024.

Maturity	The notes will mature on May 1, 2024, unless earlier redeemed, repurchased or converted.

Interest payment dates	We will pay 4.875% interest per annum on the principal amount of the notes, payable semi-annually in arrears on May 1 and November 1 of each year, starting on November 1, 2004, to holders of record at the close of business on the preceding April 15 and October 15, respectively. Interest will accrue on the notes from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Subordination	The notes are:

• unsecured;

• subordinated to all of our existing and future senior indebtedness;

• effectively subordinated to all existing and future liabilities of our subsidiaries other than Facet Technologies, LLC and Quality Oncology, Inc., including trade payables; and

• effectively subordinated to senior indebtedness of Facet Technologies, LLC and Quality Oncology, Inc.

As of September 30, 2004, we had approximately $3.5 million of consolidated indebtedness that would rank senior to the notes. Except to the very limited extent described in “Description of Notes—Limitation on Layering Indebtedness,” the indenture for the notes does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness. In addition, the indenture does not restrict our ability to incur liens or other encumbrances on our assets. On June 30, 2004, we accepted for purchase $120,000,000 in outstanding principal amount of our 11% Senior Notes tendered pursuant to our tender offer. We used the proceeds we received from our sale of the notes and a portion of the proceeds we received from the sale of our direct to consumer pharmacy and supplies business to repurchase the 11% Senior Notes tendered in the tender offer. See “Description of Notes—Subordination.”

Conversion rights	The notes are convertible prior to stated maturity into 33.9153 shares of our common stock, $0.01 par value per share, per $1,000 principal amount of notes (which represents an initial conversion price of approximately $29.49 per share), subject to adjustment, only in the following circumstances and to the following extent:

	•	during any calendar quarter after the calendar quarter ending June 30, 2004, if the closing sale price of our common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 125% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

	•	during the five business day period after any five consecutive trading day period (the “note measurement period”) in which the average trading price for the notes during the note measurement period was equal to or less than 97% of the average conversion value for the notes during the note measurement period; however, you may not surrender your notes for conversion in reliance on this provision after May 1, 2019, if, on any trading day during the note measurement period, the closing sale price of our common stock is between 100% and 125% of the then current conversion price of the notes;

	•	if we make certain distributions on our common stock or engage in certain transactions; or

	•	if we call the notes for redemption.

See “Description of Notes—Conversion Rights.”

Sinking fund	None.

Provisional redemption of notes at our option	We may redeem the notes at our option, in whole or in part, at any time before May 1, 2009, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus a “make-whole” payment, if:

	•	for each of at least 20 trading days in any consecutive 30 trading days ending on, and including, the trading day immediately before the date we mail the redemption notice, the “closing sale price” (as defined in the indenture) of our common stock exceeded 150% of the conversion price in effect on that trading day;

	•	the shelf registration statement we describe in this prospectus for the resale of the notes and underlying shares of common stock is effective and available for use as of the date we mail the redemption notice through, and including, the redemption date and is reasonably expected to remain effective and available until at least the 30th day after the redemption date, unless there are no registrable securities outstanding;

	•	no event has occurred that would require us to pay

additional interest pursuant to the registration rights agreement and that has not ceased on or before the redemption date; and

	•	there is no continuing default with respect to the notes that has not been cured or waived on or before the redemption date.

If we redeem the notes in these circumstances, we will make a ''make-whole’’ payment equal to the sum of:

	•	the present value, as of the redemption date, of all remaining scheduled interest payments on the notes we redeem from, and including, the redemption date through, and including, May 1, 2009;

	•	any overdue interest that we have failed to pay on or prior to the redemption date, including unpaid interest that has accrued to, but excluding, the redemption date on any such overdue interest; and

	•	any unpaid additional interest pursuant to the registration rights agreement that has accrued to, but excluding, the redemption date.

We will make these “make-whole” payments on all the notes we redeem pursuant to the provisional redemption, including notes that have been converted on or after the date we mail the redemption notice and before the redemption date. We may, at our option, subject to certain conditions and exceptions, pay the “make-whole” payment in cash, shares of our common stock or a combination of cash and shares of our common stock, but we will pay the principal amount of, and certain other amounts relating to, the notes we redeem in cash. See “Description of Notes—Redemption of Notes at Our Option—Provisional Redemption.”

Optional redemption of notes at our option	On or after May 1, 2009, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Redemption of Notes at Our Option—Optional Redemption.”

Purchase of notes by us at the option of
the holder	On each of May 1, 2009, May 1, 2014 and May 1, 2019, you may require us to purchase all or a portion of your notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes—Purchase of Notes by Us at the Option of the Holder.”

Right of holder to require us to repurchase notes if a repurchase
event occurs	If a repurchase event, as described in this prospectus, occurs, you may require us to repurchase all or a portion of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Repurchase Event.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Notes—Events of Default.”

Subsidiary guarantees	The notes are guaranteed by our wholly-owned subsidiaries Facet Technologies, LLC and Quality Oncology, Inc.

Registration rights	We have agreed to:

• file, within 90 days of May 5, 2004, a shelf registration statement (of which this prospectus is a part) relating to the resale of the notes, and the shares of common stock issuable upon conversion of the notes; and

• use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after May 5, 2004.

We have also agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of the following:

• the date when all registrable securities have been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

• the date when all registrable securities may be resold without restriction pursuant to Rule 144(k) under the Securities Act; or

• the date when all registrable securities have been publicly sold pursuant to Rule 144 under the Securities Act.

If we do not comply with these requirements or certain other covenants set forth in the registration rights agreement, we must, subject to certain exceptions, pay additional interest to holders of the notes and the shares of common stock issuable upon conversion of the notes. See “Description of Notes—Registration Rights, Additional Interest.”

Use of proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

DTC eligibility	The notes were issued in book-entry form and are represented by one global certificate, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interests may be exchanged for certificated securities.

Listing and trading	The notes are not listed on any securities exchange or included in any automated quotation system. Any notes that are sold by means of this prospectus will no longer be eligible for trading in The Portal Market. Our common stock is listed on the NASDAQ National Market under the symbol “MATR.”

Certain US federal tax considerations	For a discussion of certain US federal tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Certain US Federal Income and Estate Tax Consequences.”

Risk factors	You should carefully consider along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk Factors.”

For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of our common stock, see “Description of Capital Stock—Description of Common Stock.”

RISK FACTORS

Investing in the notes and our common stock involves risks. Prior to making a decision about investing in our notes and common stock, you should carefully consider the risks described below and all other information contained or incorporated by reference in this prospectus. The risks and uncertainties described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

The disease management business is an evolving component of the overall healthcare industry.

Disease management services are a relatively new component of the overall healthcare industry. Accordingly, some of our potential customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of our business plan relative to our disease management operations depends on a number of factors. These factors include:

•	our ability to differentiate our products and service offerings from those of our competitors;

•	the extent and timing of the acceptance of our services as a replacement for, or supplement to, traditional managed care offerings;

•	our ability to implement new and additional services beneficial to health plans and employers;

•	our ability to effect cost savings for health plans and employers through the use of our programs; and

•	our ability to improve patient compliance with the complex drug therapies offered by our pharmaceutical customers.

Since the disease management business is continually evolving, we may not be able to anticipate and adapt to the developing market. Moreover, we cannot accurately predict the future growth rate or the ultimate size of the disease management market.

We are highly dependent on payments from third-party healthcare payors, which may implement cost reduction measures that adversely affect our business and operations.

In 2003, our revenues from continuing operations were derived from the following types of customers: approximately 47% from third-party private payors (including employers and pharmaceutical companies), 28% from original equipment manufacturers and distributors, 21% from foreign healthcare systems and 4% from domestic government payors. Third-party private and governmental payors exercise significant control over patient access and increasingly use their enhanced bargaining power to secure discounted rates and other concessions from providers. This trend, as well as other changes in reimbursement rates, policies or payment practices by third-party and governmental payors (whether initiated by the payor or legislatively mandated) could have an adverse impact on our business.

Government regulations may adversely affect our business.

We are subject to extensive and frequently changing federal, state, local and foreign regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and third-party payors. There can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects.

Many states require providers of home health services such as our Women’s and Children’s Health segment, to be licensed as home health agencies and to have medical waste disposal permits. Our Matria Laboratories subsidiary is a licensed clinical laboratory in Kansas. Also, many states require Quality Oncology, Inc., or QO, our cancer disease management subsidiary, to be licensed as a utilization review provider. Moreover, certain of our employees are subject to state laws and regulations regarding the ethics and professional practice of pharmacy and nursing. We may also be required to obtain certification to participate in governmental payment programs, such as Medicare and Medicaid. Some states have established Certificate of Need, or CON, programs regulating the expansion of healthcare operations. The failure to obtain, renew or maintain any of the required licenses, certifications or CONs could adversely affect our business.

Many of the products utilized by us for the provision of our services are classified as medical devices under the Federal Food, Drug and Cosmetic Act, or the FDC Act, and are subject to regulation by the Food and Drug Administration or FDA. In addition some of our services involve the use of drugs that are regulated by the FDA under the FDC Act. Although medical devices and drugs used by us are labeled for specific indications and cannot be promoted for any other indications, the FDA allows physicians to prescribe drugs and medical devices for such “off-label” indications under the “practice of medicine” doctrine. Negative publicity concerning the off-label use of drugs and devices may adversely affect our Women’s and Children’s Health segment’s business, which pursuant to physicians’ prescriptions, provides drugs for off-label indications. Facet’s business serves as an original equipment manufacturer for FDA regulated products which have to abide by current good manufacturing practice regulations. Our failure to comply with FDA requirements could result in FDA enforcement actions which could include, but are not limited to, recalls, warning letters, fines, injunctions, and criminal prosecution. Any such enforcement actions could have a material adverse effect on our business, financial condition and results of operations.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, governs electronic healthcare transactions and the privacy and security of medical records and other individually identifiable patient data. Healthcare providers and other affected entities had until April 2003 to comply with these privacy regulations. Further regulations establishing healthcare information security requirements have been issued with compliance required by April 2005. Any failure to comply with HIPAA could result in criminal penalties and civil sanctions.

Our businesses that provide products and services that are reimbursed by government payors, such as Medicare and state Medicaid, are subject to particularly pervasive regulation by those agencies. These regulations impose stringent requirements for provider participation in those programs and for reimbursement of products and services. For example, we are required to maintain documentation supporting our reimbursement claims, including, without limitation, physician orders or prescriptions, assignments of benefits and proofs of delivery. We are subject to periodic audits or investigation by the federal Department of Health and Human Services, including CMS and/or its intermediaries, the Office of Inspector General, and State Medicaid programs, of our compliance with those requirements, and any deficiencies found may be extrapolated to cover a larger number of reimbursement claims. Additionally, many applicable laws and regulations are aimed at curtailing fraudulent and abusive practices in relation to those programs. These rules include the illegal remuneration provisions of the Social Security Act (sometimes referred to as the “Anti-Kickback” statute), which impose criminal and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient covered by a federal healthcare program to a particular provider of healthcare products or services. Related federal laws make it unlawful, in certain circumstances, for a physician to refer patients covered by federal healthcare programs to a healthcare entity with which the physician and/or the physician’s family have a financial relationship. Additionally, a large number of states have laws similar to the federal laws aimed at curtailing fraud and abuse and physician “self-referrals.” These rules have been interpreted broadly such that any financial arrangement between a provider and potential referral source may be suspect. While we believe our existing arrangements (and the arrangements that existed in the business we recently sold) are proper and do not include any allegedly improper practices, the government could take a contrary position or could investigate our practices.

In addition to the laws described above, the Federal False Claims Act imposes civil liability on individuals or entities that submit false or fraudulent claims for payment to the government. HIPAA created two new federal crimes: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Violation of these and other applicable rules can result in substantial fines and penalties, required repayment of monies previously recognized as income, as well as exclusion from future participation in government-sponsored healthcare programs.

There can be no assurance that we will not become the subject of a regulatory or other investigation or proceeding or that our interpretations of applicable laws and regulations will not be challenged. The defense of any such challenge could result in adverse publicity, substantial cost to us and diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is sustained.

The outcome of the pending qui tam claim filed against us could result in the imposition of material liabilities or penalties and could result in our exclusion from participation in federal healthcare programs.

The Federal False Claims Act allows actions to be brought on the government’s behalf by individuals under the Federal False Claims Act’s qui tam provision. A qui tam claim has been filed against our former subsidiary, Diabetes Self Care, Inc. alleging possible improper claims for Medicare payments in the pharmacy, laboratory and supplies division of our Health Enhancement segment. Although we recently sold that business, the purchaser did not assume liability for the qui tam claim. As is required by law, the federal government is conducting an investigation into the complaint to determine if it will intervene or join in this suit. We are supplying information specified by the government and otherwise cooperating fully with the investigation. The matter is still in its preliminary stages, and we are unable to predict the ultimate disposition of the action or the investigation. An unfavorable outcome in the action could subject us to repayment obligations, loss of reimbursement, exclusion from participation in Medicare and Medicaid, substantial fines or penalties and other sanctions, which could have a material adverse effect on our business, financial position and results of operations. Defending a qui tam claim, even where there is little or no merit to the allegation, can be expensive and time consuming.

Many of our disease management fees are contingent upon performance.

Many of our existing disease management agreements contain a savings guarantee, which typically provides that we will repay all or some of our fees if the payor’s cost savings as a result of our disease management programs do not meet expectations or if other quality performance measures are not met. Some contracts also provide that we will receive bonus compensation by meeting certain performance criteria. There is no guarantee that we will accurately forecast cost savings and clinical outcome improvements under our disease management agreements or meet the performance criteria necessary to receive the designated bonus compensation or to avoid repayment of fees under the agreements.

Facet is substantially dependent on a few customers.

Facet’s revenues are substantially dependent on sales to five customers. In 2003, these five customers represented approximately 92% of Facet’s revenues, which in turn represented approximately 28% of our total revenues from continuing operations. We have multiple contracts covering various products and services with these customers that have expirations ranging from approximately six months to four years. Certain contracts may be terminated prior to expiration without cause and there is no guarantee that these contracts will be renewed on favorable terms, if at all, or that these customers will continue to purchase products or services at prior levels. If we do not generate as much revenue from our major customers as we expect, or if we lose certain of them as customers, our total revenue could be significantly reduced.

Facet and our Women’s and Children’s Health segment are both highly dependent on supplies from limited sources.

Facet’s business is highly dependent on its exclusive supply relationship with Nipro Corporation, from which it purchases virtually all of the components for its products on terms we view as favorable. Under the agreement, some terms, such as pricing, are negotiated annually while others, such as the exclusivity arrangement, are renewable after longer periods. The exclusivity provisions of our agreement with Nipro expire in December 2005. In addition, there are an extremely limited number of suppliers of terbutaline sulfate, a prescription drug used in large supply by our Women’s and Children’s Health segment, and price increases in this drug during the second and third quarter of 2002 adversely affected the segment’s cost of revenues. In September 2002, we entered into a three-year arrangement for the supply of this drug which has reduced its cost to us. We purchase substantially all of our requirements for this drug and are obligated to purchase a percentage of our requirements under this arrangement. Termination of any of these supply arrangements or failure to continue any of them on favorable terms could have a material adverse effect on the business of Facet or the Women’s and Children’s Health segment, as applicable, as would any interruption in the supply or significant increase in the price of these products, whatever the cause.

Our operating results have fluctuated in the past and could fluctuate in the future.

Our operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	impact of substantial divestitures and acquisitions;

•	loss or addition of customers and referral sources;

•	investments required to support growth and expansion;

•	changes in the mix of our products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	length of sales cycle and implementation process for new disease management customers;

•	increases in costs of revenues and operating expenses;

•	increases in selling, general and administrative expenses;

•	increased or more effective competition; and

•	regulatory changes.

In addition, revenues from our Women’s and Children’s Health segment are historically less during the fourth and first calendar quarters than during the second and third calendar quarters. The seasonal variability of demand for these services significantly affects, and we believe will continue to affect, our quarterly operating results. Further, we sometimes recognize a disparate amount of our quarterly revenues from this segment late in the quarter, particularly in our first quarter.

Our profit margin may be adversely affected by the product mix and pricing pressure in the Women’s and Children’s Health segment.

Although our Women’s and Children’s Health segment is a leading provider in its market, its revenues have been reduced and its costs of revenues as a percentage of revenues have increased over the past several years. These trends, which have reduced our profit margins, have continued in 2004 and are largely a function of price pressure and physician prescription patterns towards the use of higher cost, lower margin therapies. If these trends continue, the profit margins for this business will continue to decline.

Facet operates in an industry that is becoming increasingly dominated by price competition.

In all of our product and service lines, we face strong competition from companies, both large and small, located in the United States and abroad, on factors including quality of care and service, reputation within the medical community, scope of products and services, geographical scope and price. Facet operates in an industry where price competition is becoming increasingly dominant over other factors, which has created downward pressure on pricing on this portion of our business. If this trend toward price dominated competition continues, the resulting downward pricing pressure may have a material adverse effect on Facet’s business.

If our costs of providing products or services increase, we may not be able to pass these cost increases on to our customers.

In many of our markets, due to competitive pressures or the fact that reimbursement rates are set by law, we have very little control over the price at which we sell our products and services. If our costs increase, we may not be able to increase our prices, which would adversely affect results of operations. Accordingly, any increase in the cost of such products and services could reduce our overall profit margin.

Future acquisitions may cause integration problems, disrupt our business and strain our resources.

In the past we have made several significant business acquisitions, and may continue with such acquisitions in the future. Our success will depend, to a certain extent, on the future performance of these acquired business entities. These acquisitions, either individually or as a whole, could divert management attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating those new entities. Further, the integration of these entities may cause us to lose key employees or key customers. Integrating newly acquired organizations and technologies could be expensive and time consuming and may strain our resources. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our business, results of operations or financial condition.

Claims against us, including the qui tam claim described above under “Risk Factors — The outcome of the pending qui tam claim filed against us could result in the imposition of material liabilities or penalties and could result in our exclusion from participation in federal healthcare programs,” regardless of their merit or eventual outcome, could have a material adverse effect on our business and reputation.

If we do not manage our growth successfully, our growth and profitability may slow or stop.

If we do not manage our growth successfully, our growth and profitability may slow or stop. We have expanded our operations rapidly and plan to continue to expand. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain our resources and increase our need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. In addition, because our business strategy emphasizes growth, the failure to achieve our stated growth objectives or the growth expectations of investors could cause our stock price to decline.

Our data management and information technology systems are critical to maintaining and growing our business.

Our disease management services are dependent on the effective use of information technology. We use our proprietary TRAX™ system and Integrated Care Management system in the provision of our disease management services. In the fourth quarter of 2002, we installed a state-of-the-art computer system to support the growth of the pharmacy, laboratory and supplies division of the Health Enhancement segment. Now that we have sold that division, we will have to rely on our ability to interface with the purchaser’s information technology to monitor patient compliance in joint programs with the purchaser. (See “Recent Developments”). Although we believe that our systems provide us with a competitive advantage, we are exposed to technology failure or obsolescence. In addition, data acquisition, data quality control and data analysis, which are a cornerstone of our disease management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or our inability to properly identify, implement and update systems could have a material adverse impact on our business and results of operations.

The development of improved technologies for glucose monitoring that eliminate the need for consumable testing supplies could adversely affect our business.

All of Facet’s revenues are from the sale of consumable testing supplies used to draw and test small quantities of blood for the purpose of measuring and monitoring blood glucose levels. Numerous research and development efforts by other parties are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect sales of supplies and pharmaceuticals in conjunction with our disease management business and Facet's business.

Our foreign operations are subject to additional risks.

Although the majority of our operations are in the United States, the Health Enhancement segment derives substantial revenue from outside of the United States. The risks of doing business in foreign countries include potential adverse changes in the stability of foreign governments and their diplomatic relations, hostility from local populations, adverse effects of currency fluctuations and exchange controls, deterioration of foreign economic conditions and changes in tax laws. Due to the foregoing risks, any of which, if realized, could have a material adverse effect on us, we believe that our business activities outside of the United States involve a higher degree of risk than our domestic activities.

Our diabetes supply business in Germany distributes its products to customers primarily from physician offices, and substantially all of its revenues are received from the German national healthcare system. Doctors participating in this method of distribution, both for us and other providers, have been the subject of lawsuits brought by pharmacies alleging that this practice constitutes a violation by such doctors of German law. There is a split of authority among German courts on this issue. Although we have not been a party to any of these lawsuits or claims, such lawsuits could indirectly affect our operations, and unfavorable resolution of this issue could require us to seek alternative channels of distribution and could have a material adverse effect on our German operations.

We have recorded a significant amount of intangible assets, whose values could become impaired.

Our acquisitions have resulted in the recognition of intangible assets, primarily goodwill. Goodwill, which represents the excess of cost over the fair value of net assets of businesses acquired, was approximately $133.5 million at September 30, 2004, representing approximately 45% of our total assets. Approximately $17 million of our goodwill and intangibles were included in the assets sold in connection with our pharmacy and supplies business. On an ongoing basis, we will make an evaluation to determine whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Any future determinations requiring an asset impairment of a significant portion of intangible assets could materially affect our results of operations for the period in which the adjustment occurs.

Our inventory management is complex, and excess inventory may harm our results of operations.

Our management makes estimates regarding our inventory requirements based on assumptions about future demand. Furthermore, a substantial portion of our products supplied by Facet are tailored to the specifications of particular customers. If future demand changes or actual market conditions are less favorable than as projected by management, we may become subject to inventory obsolescence and may have to sell excess inventory at reduced prices, or, in the case of products tailored to specific customers, excess inventory may not be marketable at all. Any excess inventory held by us may therefore adversely affect our results of operations.

The competition for staff may cause us to restrict growth in certain areas or to realize increased labor costs in existing areas.

Our operations are dependent on the services provided by qualified management and staff, including nurses and other healthcare professionals, for which we compete with other health care providers. In addition, our opportunities for growth are limited to our ability to attract and retain such personnel. In certain markets, there is a shortage of nurses and other medical providers, thereby increasing competition and requiring us to improve working conditions, including wages and benefits, for such personnel. Our potential inability to maintain and grow an appropriate workforce may inhibit our expansion and even have a material adverse effect on our financial results.

Impairment of our intellectual property rights could negatively affect our business or allow competitors to minimize any advantage that our proprietary technology may give us.

We own a number of trademarks and service marks which, in the aggregate, are important to the marketing and promotion of our products and services. Patents owned by Facet or its suppliers are material to the continued marketing of those products. Also, we consider our disease management programs to be proprietary and material to the portion of our business to which they relate. In addition, our future success depends in part upon our proprietary technology and product development, and our ability to obtain patent and other intellectual property rights with respect to such technology and development.

We hold patents or have an exclusive, perpetual right to use the only uterine activity monitors that have received pre-market approval from the FDA for home use on patients with a history of previous preterm birth. Our rights to the monitors had been a material competitive advantage in marketing our uterine activity monitoring services. In 2001, the FDA reclassified the monitors from Class III into Class II devices, which makes substantially equivalent devices available to our competitors, without their having to receive pre-market approval. As part of the reclassification, the FDA may impose special controls on the use of such devices. Although these developments have not had a negative impact on our home uterine activity monitoring business, we cannot predict what future impact these changes may have.

Patent positions are uncertain and involve complex legal, scientific and factual questions. Our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. For certain of our products in development, there may be third parties who have patents or pending patents that they may claim effectively prevent us from commercializing these products in certain territories. If our patent or other intellectual property rights or positions are infringed, challenged, invalidated, prevented or otherwise impaired, or we fail to prevail in any future intellectual property litigation, our business could be adversely affected.

Effective trademark and other intellectual property protection may not be available in every country in which our products are made available. This could have a material adverse effect on our business, results of operation and financial condition. To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us with respect to past, current and future products. We expect that participants in our markets increasingly will be subject to infringement claims as the number of competitors in our industry segment grows. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

Our actual financial results might vary from our publicly disclosed forecasts.

Our actual financial results might vary from those anticipated by us, and these variations could be material. On October 19, 2004, we announced revenue and profit expectations for the fourth quarter ending December 31, 2004. These forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control, and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different. Our financial results are subject to numerous risks and uncertainties, including those identified throughout these “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.

RISKS RELATED TO THE NOTES

The notes are unsecured, subordinated to all of our existing and future senior indebtedness and effectively subordinated to liabilities of our subsidiaries.

The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to all liabilities, including trade payables, of our subsidiaries (except to the extent that Facet and QO have agreed to guarantee the notes as described in this prospectus, in which case with respect to the guarantors the notes are effectively subordinated to senior indebtedness of the guarantors). Following the recent sale of our direct to consumer pharmacy and supplies business and the completion of the tender offer for our 11% Senior Notes, only $3.5 million of indebtedness ranking senior to the notes remained outstanding as of September 30, 2004 (see “Recent Developments”). In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of Notes — Subordination.”

A significant amount of our operations is conducted through our subsidiaries. Facet and QO have agreed to guarantee the notes on a senior subordinated basis. These guarantees became effective upon the closing and satisfaction of all conditions of the tender offer described in this prospectus. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, are effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we cannot assure you that we will have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Your ability to enforce the guarantees of the notes may be limited.

The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of that subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance law that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of incurrence, the subsidiary guarantor either:

•	was insolvent;

•	was rendered insolvent by reason of incurring the guarantee;

•	was engaged in a business or transaction for which the assets remaining with the subsidiary guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court could void the subsidiary guarantor’s obligation under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend on the governing law of the relevant jurisdiction.

Generally, however, a company will be considered to be insolvent for these purposes if:

•	the sum of that company’s debts is greater than the fair value of all of that company’s property;

•	the present fair salable value of that company’s assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured; or

•	the company is not able to pay its debts as they become due.

Moreover, regardless of insolvency, a court could avoid an incurrence of indebtedness, including the guarantees, if it determined that the transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

We cannot assure you what standard a court would apply to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that a subsidiary guarantor was insolvent upon consummation of the sale of the notes.

Volatility of the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. Between January 1, 2002 and November     , 2004, the trading price of our common stock on The Nasdaq National Market has ranged from a low of $5.89 per share to a high of $40.00 per share. Because the notes are convertible into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	the integration of people, operations and products from acquisitions;

•	new technologies that render our products and services obsolete or non-competitive products and services offered by us;

•	our ability to manufacture, market and distribute our products efficiently;

•	market acceptance of our disease management products and our ability to sign and implement new disease management contracts; and

•	the timing of orders from distributors and mix of sales among our customers.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Based on filings with the SEC, five of our stockholders own approximately 37.4% of the outstanding shares of our common stock. A decision by any of these stockholders to sell a substantial amount of our common stock could cause the trading price of our common stock to decline substantially. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

We may not have the ability to raise the funds to purchase the notes on the purchase dates or upon the occurrence of a repurchase event.

On each of May 1, 2009, May 1, 2014 and May 1, 2019, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. In addition, if a repurchase event occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We cannot assure you that we will have sufficient funds for any required repurchase of the notes. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a repurchase event. These agreements may also make our repurchase of notes an event of default under the agreements. If we fail to repurchase the notes when required, we will be in default under the indenture for the notes. See “Description of Notes — Purchase of Notes by Us at the Option of the Holder” and “Description of Notes — Holders May Require Us to Repurchase Their Notes Upon a Repurchase Event.”

You may never be able to convert your notes into shares of our common stock, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

The notes are convertible into shares of our common stock only if specified conditions are met. We cannot assure you that these conditions will be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our or our subsidiaries’ ability to incur indebtedness that is senior in right of payment to the notes or guarantees, except to the very limited extent described in “Description of Notes — Limitation on Layering Indebtedness”;
•	limit our or our guarantor subsidiaries’ ability to incur indebtedness that is equal in right of payment to the notes or guarantees;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “repurchase event” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange. We cannot assure you that an active trading market will develop for the notes. Even if a trading market for the notes develops, we cannot assure you that the market will be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Any additional issuances of equity securities by us would have a dilutive effect on our common stock and may depress the trading price of the notes.

We may issue equity securities in the future to finance our operations or acquisitions, to adjust our ratio of debt to equity or for other reasons. Any issuance of additional equity securities will dilute the percentage equity ownership in us into which the notes could convert and could depress the trading price of the notes.

Provisions in the indenture for the notes, our charter and bylaws, our stockholder’s rights agreement and the Delaware General Corporation Law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “change in control,” as defined in the indenture, occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions of the indenture could prevent or deter a third party from acquiring us, even if doing so would be beneficial to you. In addition, our stockholder’s rights agreement, certain provisions of our charter and bylaws and the Delaware General Corporation Law may also deter a business combination that may be beneficial to you. See “Description of Capital Stock — Certain Charter and Bylaw Provisions” and “— Delaware Anti-Takeover Law.”

An adverse rating of the notes, or a change in any rating of the notes or our other indebtedness, may cause their trading price to fall or have adverse consequences to us.

Both Moody’s Investors Service, Inc. and Standard & Poor’s currently maintain credit ratings on our outstanding indebtedness. Moody’s has assigned a B3 rating to the notes offered by this prospectus and has placed all of our ratings (including the rating on the notes) under review for possible downgrade.

Standard & Poor’s has assigned a B- rating to the notes offered by this prospectus. Any change in the rating of the notes by Moody’s, Standard & Poor’s or any other rating agency or any negative change in our other ratings by Moody’s, Standard & Poor’s or any other rating agency could cause the price of the notes to significantly decline or have adverse consequences to us or on our ability to raise capital. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. Our existing credit facility and the indenture which governs our 11% Senior Notes each currently contain covenants restricting the payment of dividends on and repurchases of our common stock. In connection with the transactions contemplated by the tender offer, we have obtained the consent of the holders of our 11% Senior Notes to eliminate substantially all of the restrictive covenants as well as certain events of default and related provisions contained in the indenture relating to the 11% Senior Notes. However, under certain circumstances, our proposed amendments to the indenture relating to the 11% Senior Notes will not become operative. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes into shares of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

If we pay cash dividends on our common stock, US tax laws generally would treat a note holder as having received a taxable dividend without the receipt of any cash.

Although to date we have never paid cash dividends on our common stock, if in the future we pay a cash dividend on our common stock and there is a resulting adjustment to the conversion rate of the notes, US tax laws generally would treat a holder of the notes as having received a taxable dividend that would be subject to US federal income tax without the receipt of any cash. See “Certain US Federal Income and Estate Tax Consequences — US Holders — Adjustment of Conversion Rate.”

We recorded a charge in connection with the purchase of our 11% Senior Notes.

We recorded a charge in the second quarter, after taxes, of approximately $14.1 million in connection with the $120 million in aggregate principal amount of the 11% Senior Notes we accepted for purchase in the tender offer described in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein, contain various forward-looking statements. Such forward-looking statements include statements relating to the business, results of operations, and financial condition of Matria. Words such as “will,” “would,” “may,” “could,” “anticipate,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions often identify forward-looking statements.

These forward-looking statements involve risks and uncertainties, and are not guarantees of our future performance. Many factors, some of which are described in the “Risk Factors” section of this prospectus or in the documents incorporated by reference into this prospectus, could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include the following:

•	changes in reimbursement rates, policies or payment practices by third-party payors, whether initiated by the payor or legislatively mandated or uncollectible accounts in excess of current estimates;

•	any adverse effect from the sale of our direct to consumer pharmacy and supplies business on our ability to retain and obtain new disease management business;

•	the loss of major payors or customers or failure to receive recurring orders from customers of the mail-order supply business;

•	termination of our exclusive supply agreement with Nipro Corporation or failure to continue the agreement on the terms currently in effect;

•	impairment of our rights in intellectual property;

•	increased or more effective competition;

•	new technologies that render obsolete or non-competitive products and services that we offer;

•	changes in or new interpretations of laws or regulations applicable to us, our customers or referral sources or failure to comply with existing laws and regulations;

•	increased exposure to professional negligence liability;

•	difficulties in successfully integrating recently acquired businesses into our operations and uncertainties related to the future performance of such businesses;

•	losses due to foreign currency exchange rate fluctuations or deterioration of economic conditions in foreign markets;

•	changes in company-wide or business unit strategies and changes in patient drug therapy mix;

•	the effectiveness of our advertising, marketing and promotional programs;

•	market acceptance of our disease management products and our ability to sign and implement new disease management contracts;

•	our inability to successfully manage our growth;

•	acquisitions that strain our financial and operational resources;

•	our inability to forecast accurately or effect cost savings and clinical outcomes, improvements or penalties for non-performance under our disease management contracts or to reach agreement with our disease management customers with respect to the same;

•	the inability of our disease management customers to provide timely and accurate data that is essential to the operation and measurement of our performance under our disease management contracts;

•	increases in interest rates;

•	financial penalties for failure to achieve expected cost savings or clinical outcomes in our disease management business;

•	changes in the number of covered lives enrolled in the health plans with which we have agreements for payment;

•	the availability of adequate financing and cash flows to fund our capital and other anticipated expenditures;

•	higher than anticipated costs of doing business that cannot be passed on to customers;

•	pricing pressures;

•	interruption in the supply or increase in the price of drugs used in our Women’s and Children’s Health business;

•	information technology failures or obsolescence or the inability to effectively integrate new technologies;

•	inventory obsolescence;

•	the outcome of legal proceedings or investigations involving us, and the adequacy of insurance coverage in the event of an adverse judgment;

•	our ability to pay principal on the notes at maturity or redemption; and

•	the risk factors discussed from time to time in our SEC reports, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2003.

Many of such factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or review any forward-looking statements contained in this prospectus or any document incorporated by reference herein or therein or in any statement referencing the risk factors and other cautionary statements set forth in this prospectus, whether as a result of new information, future events or otherwise, except as may be required by our disclosure obligations in filings we make with the SEC under federal securities laws.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2003	2002		2001	2000	1999	2004		2003
Ratio of earnings to fixed charges (a)	1.6	—	(b)	1.6	2.8	3.5	—	(b)	1.5
Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	—	(b)	1.3	1.9	2.7	—	(b)	1.5

Pro Forma (c)(d)

Ratio of earnings to fixed charges (a)	3.6						3.9		3.4
Ratio of earnings to combined fixed charges and preferred stock dividends	3.6						3.9		3.4

     (a) Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense) and one-third of rent expense (the portion deemed representative of the interest portion).

     (b) Earnings from continuing operations were insufficient to cover fixed charges. The dollar amount of the deficiency, based on a one-to-one coverage ratio, was $19.5 million for the year ended December 31, 2002 and $11.9 million for the nine months ended September 30, 2004. There were no preferred stock dividends paid in 2002, 2003 or 2004.

     (c) In accordance with Item 503(d)(2)(B) of Regulation S-K, we have provided pro forma ratios only for the fiscal year ended December 31, 2003 and the periods ended September 30, 2004 and 2003.

     (d) Pro forma ratio of earnings to fixed charges reflects the use of the proceeds we received from the sale of the Notes and the use of approximately $60 million of the proceeds we received in connection with the sale of our pharmacy and supplies business to purchase $120 million in aggregate principal amount of the 11% Senior Notes. Proforma earnings does not include the charge of $14.1 million, net of taxes, we incurred in connection with the purchase of the 11% Senior Notes or the gain of $32.8 million, net of taxes, we received as a result of the sale of certain of the assets of the pharmacy and supplies business.

USE OF PROCEEDS

Although we received proceeds in connection with the private placement of the notes, we will not receive any of the proceeds from the sale of the notes or the shares by the selling securityholders. The net proceeds of approximately $83.2 million we received in connection with the sale of the notes to the initial purchaser were used to purchase the 11% Senior Notes tendered in the tender offer.

In the event we decide to redeem the notes prior to May 1, 2009 and we elect to issue shares of our common stock to satisfy any portion of the required “make-whole” payment, we will not receive any proceeds from the issuance of such shares. See “Description of Notes—Redemption of Notes at our Option—Provisional Redemption.”

We will bear all costs, fees and expenses incurred in effecting the registration of the notes and common stock issuable upon conversion of the notes covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the notes or the common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock in the past and we do not anticipate paying cash dividends on our common stock in the future. Our current credit facility contains covenants restricting the payment of dividends on and repurchases of our common stock. See “Description of Certain Other Indebtedness.”

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of May 5, 2004, among us, our subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement. The indenture and the registration rights agreement have been filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the notes.

For purposes of this summary, the terms “Matria,” “we,” “us” and “our” refer only to Matria Healthcare, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest.” The term “premium” includes the “make-whole” payment we describe under “— Redemption of Notes at Our Option — Provisional Redemption,” unless the context requires otherwise.

GENERAL

The notes:

•	are limited to $86,250,000 aggregate principal amount;

•	bear interest at a rate of 4.875% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2004, to holders of record at the close of business on the preceding April 15 and October 15, respectively, except as described below;

•	bear additional interest if we fail to comply with the obligations we describe under “— Registration Rights, Additional Interest”;

•	are issued in denominations of integral multiples of $1,000 principal amount;

•	are our unsecured indebtedness and are subordinated in right of payment to our senior indebtedness as described under “— Subordination”;

•	are convertible into shares of our common stock at an initial conversion rate of 33.9153 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $29.49 per share) under the conditions and subject to such adjustments described under “— Conversion Rights”;

•	are redeemable, in whole or in part, by us, under certain circumstances, at any time before May 1, 2009, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus an additional amount, which we may pay at our election, subject to certain conditions and exceptions, in cash, shares of our common stock or a combination of cash and shares of our common stock, equal to the “make-whole” payment, as described under “— Redemption of Notes at our Option — Provisional Redemption”;

•	are redeemable, in whole or in part, by us at any time on or after May 1, 2009, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “— Redemption of Notes at our Option — Optional Redemption”;

•	are subject to purchase by us at the option of the holder on each of May 1, 2009, May 1, 2014 and May 1, 2019, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “— Purchase of Notes by Us at the Option of the Holder”;

•	are subject to repurchase by us upon a repurchase event at the option of the holder, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, as described under “— Holders May Require us to Repurchase Their Notes Upon a Repurchase Event”;

•	mature on May 1, 2024, unless previously redeemed, repurchased or purchased by us or converted; and

•	are guaranteed by our wholly owned subsidiaries Facet and QO.

If the conditions described under “— Subsidiary Guarantees” are satisfied, the notes will be guaranteed by certain of our domestic subsidiaries upon the closing of the pending tender offer for our outstanding 11% Senior Notes.

All cash payments on the notes will be made in US dollars.

We issued the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We issued the notes as global securities in book-entry form. We will make payments in respect of the notes by wire transfer of immediately available funds to the accounts specified by holders of the notes. If a holder of a note that has been subsequently issued in certificated form does not specify an account, we will mail a check to that holder’s registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness, including senior or secured indebtedness (except to the limited extent described under “— Limitation on Layering Indebtedness”), pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Holders May Require us to Repurchase Their Notes Upon a Repurchase Event” and “— Consolidation, Merger and Sale of Assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of 4.875% per annum, payable semi-annually in arrears on each May 1 and November 1 of each year, beginning on November 1, 2004. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding April 15 and October 15, respectively. Interest will accrue on the notes from and including May 5, 2004 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will pay, on the interest payment date, the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

If we redeem the notes, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a repurchase event as described under “— Purchase of Notes by us at the Option of the Holder” and “— Holders may Require us to Repurchase their Notes upon a Repurchase Event,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the security for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

For a description of when and to whom we must pay additional interest, if any, see “— Registration Rights, Additional Interest.”

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under “— Conditions for Conversion” and “— Conversion Procedures,” are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 into 33.9153 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $29.49 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment based on the closing sale price of our common stock on the trading day immediately before the conversion date. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under our stockholder rights agreement and any future stockholder rights plan, whether or not these rights are separated from our common stock prior to conversion. We describe our existing stockholder rights agreement and the rights under it under “Description of Capital Stock — Description of Common Stock — Description of Common Stock Purchase Rights.”

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will pay on the interest payment date the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture unless we default in the payment of the purchase price or repurchase price.

Except as provided in the indenture, if we reclassify our common stock or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received if the holder had converted the note immediately before the transaction (assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of common stock to select a particular type of consideration). A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Certain US Federal Income and Estate Tax Consequences — Adjustment of Conversion Rate.”

Conversion Procedures

To convert a note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving in the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements.

As soon as practicable following the conversion date, we will deliver, through the conversion agent, a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving shares of common stock upon surrendering notes for conversion, see “Certain US Federal Income and Estate Tax Consequences — Conversion of the Notes.”

When we have delivered the shares of common stock issued on conversion of any notes, together with any cash payment for fractional shares and any required interest payment, we will have satisfied in full all of our obligations with respect to the converted notes.

Conditions for Conversion

The notes will become convertible into shares of our common stock only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, and we will publicly announce, that the notes have become convertible.

Holders may surrender their notes for conversion into shares of common stock prior to maturity or earlier redemption or repurchase only in the following circumstances:

Conversion Based on Price of Common Stock

Holders may surrender their notes for conversion into shares of our common stock during any calendar quarter after the calendar quarter ending June 30, 2004, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 125% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustments to the conversion rate that have become effective during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

Conversion Upon Satisfaction of the Trading Price Condition

Holders may surrender their notes for conversion into shares of our common stock, prior to maturity or earlier redemption or repurchase, during the five business day period after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.” However, a holder may not surrender notes for conversion after May 1, 2019 pursuant to the trading price condition if, on any trading day during the applicable note measurement period, the closing sale price of shares of our common stock was between 100% and 125% of the conversion price of the notes in effect on that trading day.

The “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be instead used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from an independent nationally recognized securities dealer; or

•	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate then in effect.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $1 million in aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion Based on Redemption

If we call a note for redemption, the holder of that note may surrender it for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversion Upon the Occurrence of Certain Corporate Transactions

If:

•	we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property;

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors; or

•	we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets to any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, then a holder may surrender notes for conversion at any time from and after the date which is 15 days before the date we announce as the anticipated effective date of the transaction or event until the date that is 15 days after the actual effective date of the transaction or event.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth, sixth or seventh bullet point in “— Adjustments to the Conversion Rate” below, we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction or until we announce that the transaction will not take place.

Adjustments to the Conversion Rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

•	dividends or distributions on our common stock payable in shares of our common stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) of our common stock on the record date for the distribution;

•	dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet point above or, as described below, certain rights distributed pursuant to a stockholder rights plan) to purchase our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

•	cash dividends or other cash distributions to all or substantially all holders of our common stock, other than distributions described in the two immediately following bullet points;

•	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer; and

•	distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

•	as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our board of directors does not recommend rejection of the offer;

•	assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 15% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

•	such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect on the record date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture) per share of our common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.01.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding that date. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 trading day period.

If we adjust the conversion rate for the issuance of any rights, options or warrants, we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture.

We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion price. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under our stockholder rights agreement and any future stockholder rights plan, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to the fourth bullet point above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture. We describe our existing stockholder rights agreement and the rights under it under “Description of Capital Stock — Description of Common Stock — Description of Common Stock Purchase Rights.”

REDEMPTION OF NOTES AT OUR OPTION

We may redeem the notes, in whole or in part, under certain circumstances, at any time before May 1, 2009 pursuant to the provisional redemption provisions we describe below. At any time on or after May 1, 2009, we may redeem the notes, in whole or in part, as we discuss below under “— Optional Redemption.”

Provisional Redemption

We may redeem the notes at our option, in whole or in part, at any time before May 1, 2009, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus the “make-whole” payment we describe below, if:

•	for each of at least 20 trading days in any consecutive 30 trading days ending on, and including, the trading day immediately before the date we mail the redemption notice, the “closing sale price” (as defined in the indenture) of our common stock exceeded 150% of the conversion price in effect on that trading day;

•	the shelf registration statement referred to under “— Registration Rights, Additional Interest” is effective and available for use as of the date we mail the redemption notice through, and including, the redemption date, and is reasonably expected to remain effective and available until at least the 30th day after the redemption date, unless there are no registrable securities, as described under “— Registration Rights, Additional Interest,” outstanding;

•	no event has occurred that would require us to pay additional interest, as described under “— Registration Rights, Additional Interest,” and that has not ceased on or before the redemption date; and

•	there is no continuing default with respect to the notes that has not been cured or waived on or before the redemption date.

If we redeem the notes in these circumstances, we will make a “make-whole” payment equal to the sum of:

•	the present value, as of the redemption date, of all remaining scheduled interest payments on the notes we redeem from, and including, the redemption date through, and including, May 1, 2009;

•	any overdue interest that we have failed to pay on or prior to the redemption date, including unpaid interest that has accrued to, but excluding, the redemption date on any such overdue interest; and

•	any unpaid additional interest that has accrued to, but excluding, the redemption date.

We will calculate the present value of the remaining interest payments using a discount rate equal to the yield to maturity of United States Treasury securities with a constant maturity most nearly equal to the then remaining term on the notes from the redemption date to May 1, 2009. However, if such remaining term is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, then we will obtain the applicable yield to maturity by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of the United States Treasury securities for which such yields are given, unless such remaining term is less than one year, in which case we will use the weekly average yield on United States Treasury securities actually traded, adjusted to a constant maturity of one year. We will obtain the yield to maturity data for United States Treasury securities from data compiled and published in the most recent Federal Reserve Statistical Release H.19 that has become available at any time on or after the date we mail the redemption notice until the second business day immediately preceding the redemption date or, if such Statistical Release is no longer published, any publicly available source for similar market data. As soon as practicable after we calculate the amount of the “make-whole” payment, but no later than the second business day immediately preceding the redemption date, we will publicly disseminate the amount of the “make-whole” payment in a press release or publish it on our website.

We may make these make-whole payments, at our option, either in cash, in shares of our common stock or in a combination of cash and shares of our common stock, but we will pay in cash the principal amount of the notes we redeem. We must also pay in cash any portion of the make-whole payment that represents unpaid interest or additional interest (including overdue interest and interest on overdue interest) that has accrued to, but excluding, the redemption date. We will specify in the redemption notice the type of consideration for the make-whole payment. We will value any shares of common stock we issue to pay any part of the make-whole payment at 95% of the average of the closing sale prices of our common stock for the five consecutive trading days ending on, and including, the trading day immediately preceding the redemption date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for the occurrence of a stock split, stock dividend or a subdivision or combination of our common stock or a similar event that occurs during those five trading days. Because we will determine this average closing sale price of our common stock before the redemption date, if we elect to pay any part of the make-whole payment in shares of our common stock, holders of the notes will bear the risk that the market price of our common stock will decline between the date we calculate this average closing sale price and the redemption date. Upon determining this average closing sale price, we will publicly disseminate a press release containing this information or publish the information on our website.

However, we may not pay the make-whole payment in shares of our common stock, or a combination of cash and shares of our common stock, unless we satisfy certain conditions, as provided in the indenture. Among other requirements, the shares of our common stock to be issued as payment for the make-whole payment must be either:

•	registered under the Securities Act of 1933 for initial issuance, unless such registration is not necessary to permit the holders who receive such shares and who are not our affiliates to publicly resell such shares; or

•	registered for resale pursuant to a shelf registration statement that has become effective under the Securities Act of 1933 and that is reasonably expected to remain effective and available for use until at least the 30th day after the redemption date, unless the shares may be publicly sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933;

•	qualified under applicable state securities laws, if necessary; and

•	approved for listing on The Nasdaq National Market or a US national securities exchange.

Any shares we issue as payment for any portion of the make-whole payment will be treated as “registrable securities” for purposes of the registration rights agreement we discuss under “— Registration Rights, Additional Interest,” unless:

•	such shares were registered under the Securities Act of 1933 for initial issuance and are able to be publicly resold by the recipients of such shares without further registration under the Securities Act of 1933; or

•	such registration was and is not necessary to permit the holders who receive such shares to publicly resell such shares.

If we have specified in the redemption notice that we will pay any portion of the make-whole payment in shares of our common stock and any of the conditions specified in the indenture (including those we describe above) are not satisfied before the close of business on the business day immediately preceding the redemption date, then we must pay the make-whole payment entirely in cash.

For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or a combination of cash and shares of our common stock, see “Certain US Federal Income and Estate Tax Consequences — Sale, Redemption or Exchange of Notes,” and — “Conversion of the Notes.”

We will make these make-whole payments on all the notes we redeem, including notes that have been converted on or after the date we mail the redemption notice and before the redemption date. We will pay the redemption price, including the make-whole payment, to the holders that surrender the notes for redemption. In the case of these converted notes, we will pay the make-whole payment to the holders of record at the close of business on the date we mail the redemption notice. We will not reduce the make-whole payments by any amount of accrued and unpaid interest. However, if the redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the make-whole payment will not include such interest payment.

Optional Redemption

Except as set forth under “— Provisional Redemption” above, we cannot redeem the notes prior to May 1, 2009. We may redeem the notes at our option, in whole or in part, at any time on or after May 1, 2009, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment.

Payment and Selection of Notes to Redeem

If the paying agent holds money (and, if applicable, shares of common stock as described above) sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of May 1, 2009, May 1, 2014 and May 1, 2019 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the purchase price;

•	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its notes;

•	the certificate numbers of the notes being withdrawn;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note as soon as practicable but in no event more than three business days after the later of the purchase date or the time of delivery of the note.

If the paying agent holds money sufficient to pay the purchase price of a note on a purchase date in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We cannot assure you that we will have the financial resources, or would be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, the indenture’s subordination provisions or the terms of our existing or future indebtedness may prohibit our payment of the purchase price. See “Risk Factors — We may not have the ability to raise the funds to purchase the notes on the purchase dates or upon the occurrence of a repurchase event.” Our failure to purchase the notes when required would result in an event of default with respect to the notes, whether or not the subordination provisions permit the purchase. An event of default may, in turn, cause a default under our senior indebtedness. For more details, see “— Subordination.”

We will not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes.

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A REPURCHASE EVENT

If a “repurchase event” (as defined in the indenture) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. We must repurchase the notes on a date of our choosing, but the date must be no later than 30 days after we have mailed a notice of a repurchase event, as described below. We refer to this date as the “repurchase date.”

Within 30 days after the occurrence of a repurchase event, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the repurchase event. We must also publish the notice in The New York Times, The Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

•	the events causing the repurchase event;

•	the date of the repurchase event;

•	the repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the repurchase event; and

•	that notes with respect to which the holder has delivered a repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than the close of business on the business day immediately preceding the repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the repurchase event provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the repurchase price for a note for which the holder has delivered and not withdrawn a repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will pay the repurchase price for the note as soon as practicable but in no event more than three business days after the later of the repurchase date or the time of delivery of the note.

If the paying agent holds money sufficient to pay the repurchase price of a note on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price upon delivery of the note.

A “repurchase event” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction where the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing, surviving or acquiring corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing, surviving or acquiring corporation and such persons “beneficially own” such shares in substantially the same proportion as such ownership immediately prior to the transaction;

•	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

•	However, a “change in control” will not be deemed to have occurred if either:

•	the closing sale price per share of our common stock for each of any five trading days during the 10 trading days immediately preceding the change in control is at least 120% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, all of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the change in control consists of common stock and any associated rights traded on a US national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control), and, as a result of such transaction or transactions, the notes become convertible solely into such common stock and associated rights.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a US national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We cannot assure you that we will have the financial resources, or would be able to arrange for financing, to pay the repurchase price for all notes holders have elected to have us repurchase. Furthermore, the indenture’s subordination provisions or the terms of our existing or future indebtedness may prohibit our payment of the repurchase price. See “Risk Factors — We may not have the ability to raise the funds to purchase the notes on the purchase dates or upon the occurrence of a repurchase event.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes, whether or not the subordination provisions permit the repurchase. An event of default may, in turn, cause a default under our senior indebtedness. For more details, see “— Subordination.”

The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may in certain circumstances deter or discourage our takeover, even if our takeover may be beneficial to you.

We will not repurchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to the notes.

In connection with any repurchase event offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

SUBORDINATION

Payment of all amounts due with respect to the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all existing and future senior indebtedness. The notes also are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables (except to the extent that our domestic subsidiaries guarantee the notes as described in this prospectus, in which case with respect to the guarantors the notes would be effectively subordinated to senior indebtedness of the guarantors).

In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relating to us or to our assets, or any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of our creditors or other marshaling of our assets or liabilities (except in connection with our consolidation or merger or our liquidation or dissolution following the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets upon the terms and conditions of the indenture), the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or we must make provision for such payment in full, before the holders of notes may receive any payment or distribution of any kind or character on account of principal of, or premium, if any, or interest or additional interest on, the notes.

No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made by us or on our behalf on account of the principal of, or premium, if any, or interest or additional interest, if any, on, the notes or on account of a purchase at the holder’s option or a repurchase upon a repurchase event or a redemption or any other repurchase or acquisition of notes, upon the occurrence of any payment default in respect of designated senior indebtedness until such payment default is cured or waived in writing or ceases to exist or such designated senior indebtedness is discharged or paid in full in cash or cash equivalents. A “payment default” generally means a default in payment, whether at scheduled maturity, upon a scheduled installment, by acceleration or otherwise, of principal of, or premium, if any, or interest on, designated senior indebtedness beyond any applicable grace period.

“Designated senior indebtedness” generally means any senior indebtedness in which the instrument creating or evidencing the indebtedness expressly provides that the indebtedness is “designated senior indebtedness” with respect to the notes. Our “designated senior indebtedness” initially includes any indebtedness outstanding under our Loan and Security Agreement with HFG Healthco-4, LLC, dated October 22, 2002, as amended, and our 11% Series B Senior Notes due 2008. As of September 30, 2004, there was no outstanding indebtedness under this Loan and Security Agreement, and $2 million of our 11% Senior Notes were outstanding.

If:

•	there occurs any default or event of default with respect to any designated senior indebtedness, other than a payment default, pursuant to which maturity of the designated senior indebtedness may be accelerated (a “non-payment default”); and

•	we or a representative of holders of the designated senior indebtedness delivers to the trustee written notice (a “payment blockage notice”) of the non-payment default,

then no payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made during the period we describe below (a “payment blockage period”) by us or on our behalf on account of the principal of, or premium, if any, or interest or additional interest, if any, on, the notes or on account of a purchase at the holder’s option or a repurchase upon a repurchase event or a redemption or any other repurchase or acquisition of notes.

A “payment blockage period” commences on the date the trustee receives the payment blockage notice and ends on the earliest of:

•	179 days thereafter, so long as the designated senior indebtedness to which the non-payment default relates is not accelerated before that time;

•	the date when the non-payment default is cured or waived or ceases to exist;

•	the date when the designated senior indebtedness is discharged or paid in full; or

•	the date when the payment blockage period is terminated by written notice to the trustee from a representative of the designated senior indebtedness.

After a payment blockage period ends, we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, no more than one payment blockage period may commence during any period of 365 consecutive days. No non-payment default that existed or was continuing on the date any payment blockage period commenced will or can be made the basis for the commencement of a subsequent payment blockage period, unless such non-payment default has been cured or waived for a period of at least 90 consecutive days after the commencement of the first payment blockage period.

Because of these subordination provisions, we may pay funds that we would otherwise pay to holders of the notes instead to holders of senior indebtedness. Accordingly, holders of notes may recover less, ratably, than holders of senior indebtedness.

A significant amount of our operations is conducted through our subsidiaries. Our wholly-owned subsidiaries Facet and QO have guaranteed the notes on a senior subordinated basis.

Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For example, MHI Insurance, Ltd., our wholly owned captive insurance company, is restricted in its ability to pay dividends or otherwise make distributions to us. For these reasons, we cannot assure you that we will have access to any assets or cash flows of our subsidiaries to make payments on the notes. See “Risk Factors — The notes are unsecured, subordinated to all of our existing and future senior indebtedness and effectively subordinated to all liabilities of our subsidiaries.”

Except to the limited extent as we describe below under “— Limitation on Layering Indebtedness,” the indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. The indenture also does not limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

“Senior indebtedness” generally means all of our “indebtedness” (as described below) outstanding at any time, except:

•	the notes;

•	indebtedness that by its terms provides that it is not “senior” in right of payment to the notes;

•	indebtedness that by its terms provides that it is “pari passu” or “junior” or “subordinated” in right of payment to the notes;

•	indebtedness for trade payables or any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; and

•	our indebtedness to any of our subsidiaries.

“Indebtedness” of a person generally means the principal of, premium, if any, and interest on, and all other obligations in respect of:

•	all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities);

•	all obligations (other than trade payables) incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets;

•	all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	all capital lease obligations of such person;

•	all net obligations of such person under interest rate swap, currency exchange or similar agreements of such person;

•	all obligations and other liabilities, contingent or otherwise, under any lease or related document,

including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including such person’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed-upon residual value of the leased property to the lessor;

•	guarantees by such person of indebtedness described in the above bullet points of another person; and

•	all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in the above bullet points.

The guarantees of our subsidiaries are subordinated to the senior indebtedness of the guarantors to the same extent that the notes are subordinated to our senior indebtedness. “Designated senior indebtedness” under any subsidiary guarantee of the notes initially includes any indebtedness of the applicable subsidiary guarantor as of June 30, 2004 that exists under our Loan and Security Agreement with HFG Healthco-4, LLC, dated October 22, 2002, as amended, and any guarantee of such guarantor in effect at such time of our 11% Senior Notes.

SUBSIDIARY GUARANTEES

On June 30, 2004 we completed the tender offer for our 11% Senior Notes. All conditions to the tender offer, including the financing condition were satisfied and, therefore, the amendments to eliminate certain restrictive covenants contained in the 11% Senior Notes indenture are operative and the notes are guaranteed by our wholly-owned subsidiaries Facet and QO (the “guarantors”). Those of our domestic subsidiaries that in the aggregate do not constitute a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) and MHI Insurance, Ltd., our captive insurance subsidiary, need not guarantee the notes. The guarantees, which are joint and several obligations of the guarantors, are subordinated to senior indebtedness of the guarantors to the same extent that the notes are subordinated to our senior indebtedness. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. Any future domestic subsidiaries created after June 30, 2004 will be required to similarly guarantee the notes. See “Risk Factors — Your ability to enforce guarantees of the notes may be limited.”

For purposes of the subordination provisions of the subsidiary guarantees, “designated senior indebtedness” under any subsidiary guarantee of the notes includes any indebtedness of the applicable subsidiary guarantor as of June 30, 2004 that exists under our Loan and Security Agreement with HFG Healthco-4, LLC, dated October 22, 2002, as amended, and any guarantee of such guarantor in effect at such time of our 11% Senior Notes.

A guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets, or consolidate with or merge with or into (whether or not the guarantor is the surviving entity) another entity other than us or another guarantor unless:

•	at the time of and immediately after giving effect to the transaction, no default or event of default under the indenture relating to the notes exists; and

•	to the extent applicable to the transaction, we comply with the provisions of the indenture relating to the notes described in this prospectus under “— Holders may require us to repurchase their notes upon a repurchase event” and “— Consolidation, Merger and Sale of Assets.”

If the foregoing conditions are satisfied in connection with any such transaction, the subsidiary guarantee of the guarantor that is a party to such a transaction will be released and any entity acquiring assets (including by way of merger or consolidation) or capital stock of such guarantor will not be required to assume the obligations of the guarantor. In connection with the June 30, 2004 sale of assets described in this prospectus, both Diabetes Management Solutions, Inc. and Diabetes Self Care, Inc. were released from their guarantees of the notes under this provision.

LIMITATION ON LAYERING INDEBTEDNESS

Neither we nor any subsidiary guarantor will incur any indebtedness that is expressly made subordinate in right of payment to any of our or its senior indebtedness unless such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the notes or the applicable guarantee pursuant to provisions consistent in all material respects with those contained in the subordination provisions of the indenture relating to the notes. For avoidance of doubt, the preceding limitation does not apply to distinctions between categories of senior indebtedness that exist by reason of any liens or guarantees arising or created in respect of some but not all of such senior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single or series of related transactions, unless, among other things:

•	such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	such person assumes all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a repurchase event that permits holders to require us to repurchase notes as described in “— Holders May Require Us to Repurchase Their Notes Upon a Repurchase Event.”

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

•	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity,

upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a repurchase date with respect to a repurchase event or otherwise, whether or not the subordination provisions of the indenture prohibit the payment;

•	our failure to pay an installment of interest or additional interest, if any, on any note when due (whether or not the subordination provisions of the indenture prohibit the payment), if the failure continues for 30 days after the date when due;

•	our failure to timely provide notice as described under “— Purchase of notes by us at the option of the holder” or “— Holders May Require Us to Repurchase Their Notes Upon a Repurchase Event”;

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 30 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries to pay final judgments, the uninsured portion of which aggregates in excess of $10.0 million, if the judgments are not paid, discharged or stayed within 30 days;

•	except as permitted by the indenture, any subsidiary guarantee of a guarantor that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any subsidiary guarantees of any group of subsidiaries that in the aggregate would constitute a “significant subsidiary” shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor (or any person acting on behalf of any guarantor) shall deny or disaffirm its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries (including any subsidiary guarantors) that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries (including subsidiary guarantors) that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable. The subordination provisions of the indenture may limit the holders’ right to receive any payments or distributions upon acceleration or otherwise. See “— Subordination.”

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to:

•	a suit by a holder to enforce the payment of any amounts due on the notes after the applicable due date; or

•	the right to convert notes into shares of common stock in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or premium, if any, or interest or additional interest on, any note or in the payment of the redemption price, purchase price or repurchase price;

•	arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

•	reduce the principal amount of, or any premium, interest or additional interest on, any note;

•	change the place or currency of payment of principal of, or any premium, interest or additional interest on, any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a repurchase event;

•	modify the subordination provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

In addition, we may not release any guarantor from any of its obligations under its subsidiary guarantee or the indenture except in accordance with the terms of the indenture, or modify the terms of any guarantee in a manner materially adverse to noteholders, without the consent of the trustee and holders of at least two-thirds in aggregate principal amount of the outstanding notes.

We may, with the trustee’s consent, amend or supplement the indenture without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not materially adversely affect the rights of any holder.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or premium, if any, interest or additional interest on, any note or in the payment of the redemption price, purchase price or repurchase price;

•	arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit may not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock and amounts of interest and additional interest, and any make-whole payment, payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

RULE 144A INFORMATION

If at any time we are not subject to the reporting requirements of the Securities Exchange Act of 1934, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying shares of common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to facilitate the resale of those notes or shares pursuant to Rule 144A.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is Wells Fargo Bank, N.A., and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, N.A., and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business. Wells Fargo Bank, N.A., is the trustee with respect to our outstanding 11% Series B Senior Notes due 2008.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is SunTrust Bank.

LISTING AND TRADING

Our common stock is listed on The Nasdaq National Market under the symbol “MATR.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of global securities, as further provided below. See “— Global Securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See “— Global Securities” and “— Certificated Securities” for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

A global security was deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC. Notes resold under the registration statement of which this prospectus is a part will also be represented by one or more global securities.

Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

DTC has accepted the global security in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC’s nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each actual owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of the notes by wire transfer of immediately available funds to the accounts specified by holders of the notes. If a holder of a certificated note does not specify an account, we will mail a check to that holder’s registered address.

The notes trade in DTC’s Same-Day Funds Settlement System, and DTC requires that all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among participants in DTC, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS, ADDITIONAL INTEREST

We and our subsidiary guarantors entered into a registration rights agreement with the initial purchaser on May 5, 2004. Pursuant to the registration rights agreement, we together with our subsidiary guarantors filed with the SEC a shelf registration statement on Form S-3 (of which this prospectus is a part) to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement. We and our subsidiary guarantors agreed, pursuant to the registration rights agreement, to:

•	use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act of 1933 as promptly as practicable but in any event by the 180th day after May 5, 2004; and

•	use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933 until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 30 days in any three-month period and not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.”

“Registrable securities” generally means each note and any underlying share of common stock until the earlier of:

•	the date the note or underlying share has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date when the note or underlying share may be resold without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision thereto; or

•	the date when the note or underlying share has been publicly sold pursuant to Rule 144 under the Securities Act of 1933.

“Registrable securities” also include the subsidiary guarantees of the Facet and QO. In addition, registrable securities will also include certain shares of common stock we issue as payment for any “make-whole” payment, to the extent we describe under “— Redemption of Notes at our Option — Provisional Redemption.”

Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the registration statement and will not be entitled to receive any of the additional interest described in the following paragraph. We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of an effective registration statement may limit a holder’s ability to sell its registrable securities or may adversely affect the price at which it may sell its registrable securities.

If:

•	the shelf registration statement is not filed with the SEC by the 90th day after May 5, 2004;

•	the shelf registration statement has not become effective under the Securities Act of 1933 by the 180th day after May 5, 2004;

•	we fail, with respect to a holder that supplies the questionnaire described below after the effective date of the shelf registration statement, to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

•	the shelf registration statement is filed and has become effective but then ceases to be effective (without being succeeded immediately by an additional registration statement filed and immediately declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 30 days in any three-month period or an aggregate of 60 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act of 1933, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act of 1933, any holder that is entitled to be so named as a selling securityholder, we will pay additional interest to each holder of registrable securities who has provided the required selling securityholder information to us (or, in the case of the third or fifth bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a “registration default.”

The additional interest we must pay while there is a continuing registration default accrues as follows:

•	in the case of notes, at a rate per year equal to 0.25% for the first 90-day period, and thereafter at a rate per year equal to 0.50%, of the aggregate principal amount of the notes; or

•	in the case of common stock, at an equivalent rate based on the conversion rate then in effect.

So long as a registration default continues, we will pay additional interest in cash on May 1 and November 1 of each year to each holder of record of notes or underlying shares of common stock, as the case may be, and entitled to receive additional interest, at the close of business on the immediately preceding April 15 and October 15, respectively. If we call a note for redemption, purchase a note pursuant to a purchase at the holder’s option or repurchase a note upon a repurchase event, and the redemption date, purchase date or repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the note for redemption, purchase or repurchase.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act of 1933 or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. We will have no liability for monetary damages with respect to a registration default other than our obligation to pay additional interest.

We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it before effectiveness of the initial shelf registration statement will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within 10 business days after that date (subject to certain exceptions), file a supplement to the prospectus relating to the registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the registration statement after the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 30-day period. We understand that the SEC may not permit selling securityholders to be added to the shelf registration statement after it is declared effective by means of a supplement to the related prospectus. Accordingly, if a holder does not deliver a completed questionnaire prior to effectiveness of the original shelf registration statement and the holder then requests its registrable securities to be included in the shelf registration statement, the holder could experience significant additional delay because we may be required to file a post-effective amendment or a new registration statement before the holder will be able to resell registrable securities pursuant to the shelf registration statement (or a new shelf registration statement). Accordingly, we strongly encourage holders to submit a completed questionnaire as promptly as possible and prior to effectiveness of the shelf registration statement.

To the extent that any holder of registrable securities is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, the holder may be subject to certain liabilities under the federal securities laws for misstatements and omissions contained in a registration statement and any related prospectus. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act of 1933 and must be named as an underwriter in the related prospectus.

We have granted certain persons the right to include, in certain circumstances, their shares of our common stock in the registration statement we must file for the resale of the notes and the underlying shares of common stock. The exercise of these rights and the inclusion of these persons in the registration statement for the notes and underlying shares of common stock may delay or suspend the effectiveness of the registration statement for the notes and underlying shares.

The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the trustee upon request.

GOVERNING LAW

The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

11% SENIOR NOTES DUE 2008

During June 2001, we sold $125,000,000 aggregate principal amount of our 11% Senior Notes due 2008 pursuant to Rule 144A under the Securities Act. We received net proceeds of approximately $111.9 million in the offering. The 11% Senior Notes pay interest semi-annually in arrears based on an annual rate of 11%, on May 1 and November 1 of each year. The earliest redemption date for the 11% Senior Notes is May 1, 2005. In August 2001, we repurchased in the open market $3.0 million principal amount of our outstanding 11% Senior Notes, leaving $122 million in principal amount of the 11% Senior Notes outstanding. On March 29, 2004, we commenced a tender offer for all of our 11% Senior Notes. In connection with the tender offer, we obtained a waiver from the holders of our 11% Senior Notes to the covenant contained in the indenture governing the 11% Senior Notes limiting the incurrence of additional indebtedness, pursuant to which waiver we sold the notes to the initial purchaser. In addition, in connection with the tender offer, we obtained the consent of the holders of the 11% Senior Notes to the adoption of amendments to the indenture governing the 11% Senior Notes, to eliminate substantially all of the restrictive covenants, certain related events of default and certain other terms in the indenture with respect to 11% Senior Notes that remain outstanding after the tender offer. On June 30, 2004, we accepted for purchase $120,000,000 in aggregate principal amount of our 11% Senior Notes tendered pursuant to our tender offer and consent and waiver solicitation which expired on June 30, 2004 at 9:00 a.m., New York City time. Additionally, all conditions to the tender offer, including the financing condition, have been satisfied. Therefore, the amendments to the 11% Senior Notes indenture became operative as of June 30, 2004. We used the proceeds we received from the sale of the notes and a portion of the proceeds we received from the sale of our direct to consumer pharmacy and supplies business to repurchase the 11% Senior Notes tendered in the tender offer. Two million dollars in aggregate principal amount of our 11% Senior Notes were not tendered in the tender offer and remain outstanding. See “Use of Proceeds.”

CREDIT FACILITY

Our existing credit facility has a borrowing capacity of the lesser of $35 million or 80% of eligible accounts receivable. As of September 30, 2004, there was no outstanding balance, and approximately $30.3 million was available for borrowing under our existing credit facility.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock is a summary and is subject to, and qualified in its entirety by, reference to our restated certificate of incorporation, and bylaws, as amended, copies of which are on file with the SEC as exhibits to our SEC filings. Please refer to “Where You can Find More Information” for directions on how you can obtain copies of these documents.

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of November 18, 2004, approximately 10,504,359 shares of our common stock were outstanding. Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law or DGCL. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of holders of our preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

In connection with the 1996 merger of Tokos Medical Corporation and Healthdyne Maternity Management, we designated certain rights to our stockholders in connection with the adoption of a stockholder’s rights agreement. The rights agreement contains provisions that are designed to protect stockholders in the event of unsolicited attempts to acquire Matria. Under the terms of the rights agreement, a common stock purchase right is attached to each outstanding share of our common stock.

If a person or group, an acquirer, acquires beneficial ownership of 15% or more of our outstanding common stock or announces a tender offer or exchange offer that would result in the acquisition of a beneficial ownership of 20% or more of our outstanding common stock, the rights detach from the common stock and are distributed to stockholders as separate securities.

Each right entitles its holders to purchase one one-hundredth of a share (a unit) of common stock, at a purchase price of $2.44 per unit. If we are acquired in a merger or other business combination acquisition, or 50% of our assets or earnings power are sold at any time after the rights become exercisable, the rights entitle a holder to buy a number of common shares of the acquiring company having a market value of twice the exercise price of the right.

If a person acquires 20% of our common stock or if a 15% or larger holder merges with Matria and the common stock is not changed or exchanged in such merger, or engages in self-dealing acquisitions with Matria, each right not owned by such holder becomes exercisable for the number of our common shares having a market value of twice the exercise price of the right. The rights, which do not have voting power, expire on January 30, 2006 unless previously distributed and may be redeemed by us in whole at a price of $0.01 per right at any time before and within 10 days after their distribution.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Generally, the rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that there is an acquirer since until such time the rights generally may be redeemed by our board of directors at $0.01 per right.

CERTAIN CHARTER AND BY-LAW PROVISIONS

Pursuant to the provisions of the DGCL, we have adopted provisions in our restated certificate of incorporation and bylaws, as amended which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Our restated certificate of incorporation includes a provision which allows the board of directors, without stockholder approval to issue up to 50,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

DELAWARE ANTI-TAKEOVER LAW

We are a Delaware corporation that is subject to Section 203 of the DGCL. Under Section 203 certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in our certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

CERTAIN US FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a general discussion of certain US federal income and estate tax consequences of the purchase, ownership and disposition of the notes and common stock into which the notes are converted. This summary is generally limited to (1) holders that purchase notes in the offering at the “issue price” as defined in Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”) and hold the notes and the shares of common stock as “capital assets” (generally, property held for investment) for US federal income tax purposes and (2) holders who acquire the notes from a selling securityholder as described under “Selling Securityholders” pursuant to an offering of such notes under this prospectus in the first sale of such notes by such selling securityholder after the notes are first registered with the SEC. This discussion does not describe all of the US federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the US federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities, US holders (as defined below) whose “functional currency” is not the US dollar and persons that hold the notes or shares of common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction.

The US federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the “IRS,” all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “US holder” means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is for US federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to US federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a US person.

As used herein, the term “non-US holder” means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is neither a US holder nor a partnership or an entity treated as a partnership for US federal income tax purposes.

If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of a note (or our common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the US federal income tax consequences of the purchase, ownership and disposition of the notes (or our common stock acquired upon conversion of a note).

This discussion does not address the tax consequences arising under any state, local or foreign law. Furthermore, this summary does not consider the effect of the US federal estate or gift tax laws (except as set forth below with respect to certain US federal estate tax consequences to non-US holders).

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the US federal income tax laws to their particular situations as well as any tax consequences arising under the US federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

US HOLDERS

Payments of Interest

Subject to the discussion below under “Additional Amounts,” a US holder will be required to recognize as ordinary income any interest received or accrued on the notes, in accordance with the holder’s regular method of tax accounting.

Market Discount

      If a US holder purchases a note for an amount that is less than its stated redemption price at maturity, such US holder will be treated as having purchased the note at a “market discount,” unless such market discount is less than a specified de minimis amount. Under the market discount rules, a US holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, redemption or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain; or

•	the market discount which has not previously been included in the income of the holder and is treated as having accrued on the note while held by the holder through the time of such payment or disposition.

     Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the US holder elects to accrue market discount on the basis of semiannual compounding.

     A US holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

     A US holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain realized upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election generally will apply to all debt instruments acquired by the US holder on or after the first day of the taxable year to which such election applies and may be revoked only with consent of the IRS.

Premium

     If a US holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the US holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. Subject to certain limitations, a US holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium generally applies to all taxable debt obligations then owned and thereafter acquired by the US holder and may be revoked only with the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by an amount equal to the premium amortized during your holding period.

Additional Amounts

Under Treasury regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount (“OID”) income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote or the amount of potential payments is incidental or certain other exceptions apply. In general, there are two types of additional payments that we could be required to make with respect to the notes. First, our failure to, among other things, file or cause to be declared effective a shelf registration statement as described under “Description of Notes — Registration Rights, Additional Interest” may result in the payment of additional interest in the manner described in that section of this prospectus. Second, as described under “Description of Notes — Redemption of Notes at Our Option — Provisional Redemption,” if we redeem notes at our option in a provisional redemption, we must pay a “make-whole” payment. We do not intend to treat the possibility of such additional payments as affecting the amount of interest or OID to be recognized by the holder of a note or the timing or character of such recognition because we believe that the likelihood of any such payments is remote, that the amount of any such payments is incidental, and/or that such payments are subject to other exceptions. It is possible, however, that the IRS may take a different position regarding the possibility of such additional payments, in which case, if that position were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different than described herein and a holder may be required to recognize income significantly in excess of payments received, may recognize gain upon a conversion of the notes into our common stock and may be required to treat as interest income all or a portion of any gain recognized on the conversion or disposition of a note. This discussion assumes that the IRS will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments.

Sale, Redemption or Exchange of Notes

A US holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange (other than a conversion of the note solely into our common stock). The US holder’s gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the note. The proceeds received by a US holder will include the amount of any cash and the fair market value of any other property received for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the US holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the US holder has not previously included the accrued interest in income. The gain or loss recognized by a US holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitation. The tax treatment of the receipt of any “make-whole” payment upon redemption of the notes pursuant to a provisional redemption (see “Description of Notes — Redemption of Notes at Our Option — Provisional Redemption”) is unclear and US holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

Conversion of the Notes

A US holder generally should not recognize income, gain or loss upon conversion of the notes solely into our common stock, except with respect to cash received in lieu of fractional shares. The US holder’s tax basis in the common stock received on conversion should be the same as the holder’s adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the common stock received on conversion should include the holding period of the notes that were converted. Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock generally will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis in the fractional share. The gain or loss recognized by a US holder with respect to cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock will be long term capital gain or loss if the holder held the note for more than one year at the time of such conversion. The tax treatment of the receipt of any “make-whole” payment upon conversion of the notes subsequent to a notice of provisional redemption (see “Description of Notes — Redemption of Notes at Our Option — Provisional Redemption”) is unclear and US holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

Dividends on Common Stock

If, after a US holder converts a note into our common stock, we make distributions on our common stock, the distributions will constitute dividends for US federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under US federal income tax principles. Dividends received by individual US holders generally are subject to a reduced maximum tax rate through December 31, 2008. The rate reduction does not apply to dividends received in respect of short-term positions in the common stock or in certain other situations. To the extent that the US holder receives distributions on shares of common stock that would otherwise constitute dividends for US federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the shares of common stock. Any such distributions in excess of the US holder’s basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are US corporations will qualify for the dividends received deduction.

Adjustment of Conversion Rate

The conversion rate of the notes is subject to adjustment in certain circumstances (see “Description of Notes — Conversion Rights”). Certain adjustments to (or the failure to make such adjustments to) the conversion rate of the notes that increase the proportionate interest of a US holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. This would occur, for example, if the conversion rate is adjusted to compensate holders of notes for cash dividends on our common stock and could also occur in the case of other distributions of cash or property to our stockholders. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends received deduction in the case of US corporate holders), to the extent of our current or accumulated earnings and profits. As a result, US holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Generally, a US holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above.

Sale of Common Stock

A US holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The US holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the common stock. The proceeds received by a US holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a US holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period for the common stock (which should include the holding period for the note) is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

Certain noncorporate US holders may be subject to IRS information reporting and backup withholding at the applicable rate (currently 28%) on payments of interest on the notes, dividends on common stock and proceeds from the sale or other disposition of the notes or common stock. Backup withholding will only be imposed where the noncorporate US holder:

•	fails to furnish its taxpayer identification number, referred to as a “TIN”;

•	furnishes an incorrect TIN;

•	is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The amount of any backup withholding from a payment to a US holder will be allowed as a credit against the US holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-US HOLDERS

Payments of Interest

Subject to the discussion below under “Additional Amounts,” generally, any payments of interest on the notes to, or on behalf of, a non-US holder will not be subject to US federal income or withholding tax, provided that such interest is not effectively connected with the conduct of a trade or business within the United States by such non-US holder, if:

•	such non-US holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such non-US holder is not a controlled foreign corporation for US federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	such non-US holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•	the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, either (i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-US person and must provide such owner’s name and address, and TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a “Financial Institution,” and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a non-US person and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Special certification rules apply for notes held by foreign partnerships and other intermediaries.

If interest on the note is effectively connected with the conduct of a trade or business in the United States by a non-US holder (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-US holder in the United States), the non-US holder, although exempt from US federal withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to US federal income tax on such interest on a net income basis in the same manner as if it were a US holder. In order to claim an exemption from withholding tax, such a non-US holder will be required to provide us with a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-US person and the interest is effectively connected with the holder’s conduct of a US trade or business and is includible in the holder’s gross income. In addition, if such non-US holder engaged in a US trade or business is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Interest on notes not effectively connected with a US trade or business and not excluded from US federal withholding tax will be subject to withholding at a 30% rate, except where a non-US holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to us and the IRS.

Additional Amounts

Under Treasury regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount (“OID”) income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote or the amount of potential payments is incidental or certain other exceptions apply. In general, there are two types of additional payments that we could be required to make with respect to the notes. First, our failure to, among other things, file or cause to be declared effective a shelf registration statement as described under “Description of Notes — Registration Rights, Additional Interest” may result in the payment of additional interest in the manner described in that section of this prospectus. Second, as described under “Description of Notes — Redemption of Notes at Our Option — Provisional Redemption,” if we redeem notes at our option, in a provisional redemption, we must pay a “make-whole” payment. We do not intend to treat the possibility of such additional payments as affecting the amount of interest or OID to be recognized by the holder of a note or the timing or character of such recognition because we believe that the likelihood of any such payments is remote, that the amount of any such payments is incidental, and/or that such payments are subject to other exceptions. It is possible, however, that the IRS may take a different position regarding the possibility of such additional payments, in which case, if that position were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different than described herein. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of such additional payments.

Conversion of the Notes

A non-US holder generally will not be subject to US federal income or withholding tax on the conversion of a note into our common stock. To the extent a non-US holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See “— Sale or Exchange of the Notes or Common Stock” below. The tax treatment of the receipt of any “make-whole” payment upon conversion of the notes subsequent to a notice of provisional redemption (see “Description of Notes — Redemption of Notes at our Option — Provisional Redemption”) is unclear and non-US holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

Adjustment of Conversion Rate

The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-US holders of the notes or our common stock. See “— US Holders — Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules below regarding withholding of US federal tax on dividends in respect of common stock. See “— Dividends on Common Stock” below.

Sale or Exchange of the Notes or Common Stock

A non-US holder generally will not be subject to US federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption) of a note or common stock received upon conversion thereof unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

•	the gain is effectively connected with the conduct of a US trade or business by the non-US holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); or

•	we are a “United States real property holding corporation” at any time within the shorter of the five year period preceding such disposition or such holder’s holding period. We believe that we are not currently, and will not become, a United States real property holding corporation. If we are, or were to become, a United States real property holding corporation, a non-US holder might be subject to US federal income and, in certain circumstances, withholding tax with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a US real property interest would be creditable against such non-US holder’s US federal income tax liability and might entitle such non-US holder to a refund upon furnishing required information to the IRS. However, even if we are or were to become a United States real property holding corporation, any gain realized on the disposition of our common stock or notes would only be subject to US federal income and, in certain circumstances, withholding tax if (i) in the case of (a) common stock, or (b) notes that become regularly traded on a securities market, the non-US holder owned, actually or by attribution, more than 5% of such common stock or regularly traded notes within five years before the disposition of such common stock or notes and (ii) in the case of notes that were not regularly traded, the non-US holder owned, actually or by attribution, such notes which, as of any date on which any notes were acquired by the holder, had a fair market value greater than the fair market value on that date of 5% of our common stock (or, possibly, of the regularly traded class of our stock with the lowest fair market value). If the foregoing conditions were met, then any gain recognized by a non-US holder on the sale, exchange, or other disposition of notes or common stock would be treated as effectively connected with a US trade or business and would be subject to US federal income tax at the regular graduated rates and in the manner applicable to US persons.

The tax treatment of the receipt of any “make-whole” payment upon redemption of the notes pursuant to a provisional redemption (see “Description of Notes — Redemption of Notes at Our Option — Provisional Redemption,”) is unclear and non-US holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

Dividends on Common Stock

If, after a non-US holder converts a note into common stock, we make distributions on our common stock, the distributions will constitute dividends for US federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under US federal income tax principles. Except as described below, dividends paid on common stock held by a non-US holder will be subject to US federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-US holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-US holder certifies, under penalties of perjury, its status as a non-US person and its entitlement to the lower treaty rate with respect to such payments.

If dividends paid to a non-US holder are effectively connected with the conduct of a US trade or business by the non-US holder (and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States), we and other payors generally are not required to withhold tax from the dividends, provided that the non-US holder furnishes to us a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-US person, and the dividends are effectively connected with the holder’s conduct of a US trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to US federal income tax on net income that applies to US persons generally (and, with respect to a non-US holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax, as discussed above).

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-US holder the amount of interest or dividends paid to that holder and the tax withheld from those payments of interest or dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding may also be made available to the tax authorities in the country in which the non-US holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-US holder generally will not be subject to additional information reporting or to backup withholding at the applicable rate (currently 28%) with respect to payments of interest on the notes or dividends on common stock or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of the notes or common stock to or through a US office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-US person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-US person in accordance with Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from the sale or other disposition of the notes or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the notes or common stock will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a US broker or a non-US broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-US holder will be allowed as a credit against such holder’s US federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-US holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

US ESTATE TAX

Notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for US federal estate tax purposes) of the United States at the time of death, referred to as a “nonresident decedent,” will not be includible in the nonresident decedent’s gross estate for US federal estate tax purposes as a result of such nonresident decedent’s death, provided that, at the time of death, the nonresident decedent does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such notes would not have been effectively connected with the conduct of a US trade or business by the nonresident decedent. Common stock owned or treated as owned by a nonresident decedent will be includible in the nonresident decedent’s gross estate for US federal estate tax purposes as a result of the nonresident decedent’s death. Subject to applicable treaty limitations, if any, a nonresident decedent’s estate may be subject to US federal estate tax on property includible in the estate for US federal estate tax purposes.

The preceding discussion of certain US federal income and estate tax consequences is for general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to particular tax consequences to you of purchasing, holding and disposing of the notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in May 2004 and pursuant to the initial purchaser’s exercise of its over-allotment option in June 2004. The notes were resold by the initial purchaser to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible. The following table sets forth certain information we have received as of November 18, 2004, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of conversion shares that may be offered from time to time pursuant to this prospectus.

We have prepared this table using information furnished to us by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

The number of conversion shares shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 33.9153 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any. The selling securityholders may offer, all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information to us regarding their holdings. As of November 18, 2004, we had 10,504,359 shares of common stock outstanding.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement or amendments to this prospectus if and when necessary.

	Principal
	Amount		Shares of
	of Notes		Common
	Beneficially		Stock	Conversion
	Owned	Percentage	Beneficially	Shares of
	and	of Notes	Owned Before	Common Stock	Number of
Name	Offered	Outstanding	Offering(1)	Offered	Shares(2)	Percentage
Alexandra Global Master Fund Ltd.	4,000,000	4.64%	—	135,661	—	—
Allstate Insurance Company	1,500,000	1.74%	—	50,872	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	7,540,000	8.74%	—	255,721	—	—
Argent Classic Convertible Arbitrage Fund, L.P.	1,570,000	1.82%	—	53,247	—	—
Argent Classic Convertible Arbitrage Fund II, L.P.	210,000	0.24%	—	7,122	—	—
Argent LowLev Convertible Arbitrage Fund, LLC	450,000	0.52%	—	15,261	—	—
Argent LowLev Convertible Arbitrage Fund II, LLC	70,000	0.08%	—	135,661	—	—
Argent LowLev Convertible Arbitrage Fund Ltd.	4,080,000	4.64%	—	2,374	—	—
ATSF—Transamerica Convertible Securities	3,020,000	3.50%	—	102,424	—	—
Bank of America Securities LLC	1,000,000	1.16%	—	33,715	—	—
Barclays Global Investors Diversified Alpha Plus Funds	280,000	0.32%	—	9,496	—	—
Basso Multi-Strategy Holding Fund Ltd.	500,000	0.58%	—	16,957	—	—
BNP Paribas Equity Strategies, SNC	1,358,000	1.57%	158	46,056	158	*
BP Amoco PLC Master Trust	736,000	0.85%	—	24,961	—	—
Class C Trading Company, Ltd.	130,000	0.15%	—	4,408	—	—
CNH CA Master Account, L.P.	1,250,000	1.45%	—	42,394	—	—
The Consulting Group Capital Markets Fund-Multi-Strategy Market Neutral Investments	202,000	0.23%	—	6,850	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,461,000	1.69%	—	49,550	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	5,600,000	6.49%	—	189,925	—	—
Credit Suisse/First Boston Europe Ltd.	40,000	0.05%	—	1,356	—	—
Custom Investments PCC, Ltd.	50,000	0.06%	—	1,695	—	—
DKR Soundshore Opportunity Holding Fund Ltd.	500,000	0.58%	—	16,957	—	—
Deephaven Domestic Convertible Trading Ltd.	479,000	0.56%	—	16,245	—	—
Forest Fulcrum Fund LP	399,000	0.46%	—	13,532	—	—
Forest Global Convertible Fund, Ltd., Class A-5	1,444,000	1.67%	—	48,973	—	—
Forest Multi-Strategy Fund, SPC	903,000	1.05%	—	30,625	—	—
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	2.32%	—	67,830	—	—
Geode U.S. Convertible Arbitrage Fund	2,500,000	2.90%	—	84,788	—	—
Grace Convertible Arbitrage Fund, LTD.	4,000,000	4.64%	—	135,661	—	—
HFR CA Global Opportunity Master Trust	230,000	0.27%	—	7,800	—	—
HFR CA Global Select Master Trust Account	150,000	0.17%	—	5,087	—	—
HFR RVA Select Performance Master Trust	152,000	0.18%	—	5,155	—	—
Highbridge International LLC	1,000,000	1.16%	—	33,915	—	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	195,000	0.23%	—	6,613	—	—
IDEX—Transamerica Convertible Securities Fund	1,805,000	2.09%	—	61,217	—	—
Institutional Benchmarks Master Fund Ltd.	1,250,000	1.45%	—	42,394	—	—
KBC Financial Products USA Inc.	1,000,000	1.16%	—	33,915	—	—
LLT Limited	159,000	0.18%	—	5,392	—	—
Lyxor/Convertible Arbitrage Fund Limited	270,000	0.31%	—	9,157	—	—
Lyxor /Forest Fund Limited	761,000	0.88%	—	25,809	—	—
Lyxor Master Fund	300,000	0.35%	—	10,174	—	—
Man Convertible Bond Master Fund, Ltd.	1,197,000	1.39%	—	40,596
Mohican VCA Master Fund	1,200,000	1.39%	—	50,872	—	—
National Bank of Canada	250,000	0.29%	—	8,478	—	—
Newport Alternative Income Fund	520,000	0.60%	—	17,635	—	—
Partners Group Alternative Strategies PPC LTD	300,000	0.35%	—	10,174	—	—
Ritchie Convertible Arbitrage Trading	1,000,000	1.16%	—	33,915	—	—
S.A.C. Arbitrage Fund, LLC	4,000,000	4.64%	116,447	135,661	116,447	*
SSI Blended Market Neutral L.P.	392,000	0.45%	—	13,294	—	—
SSI Hedged Convertible Market Neutral, L.P.	502,000	0.58%	—	17,025	—	—
St. Thomas Trading, Ltd.	803,000	.93%	—	27,233	—	—
Silver Convertible Arbitrage Fund, LDC	140,000	0.16%	—	51,551	—	—
Silvercreek II Limited	1,520,000	1.70%	—	5,256	—	—
Silvercreek Limited Partnership	1,960,000	2.27%	—	66,473	—	—
Singlehedge US Convertible Arbitrage Fund	333,000	0.39%	—	11,293	—	—
Sphinx Convertible Arbitrage Fund SPC	21,000	0.02%	—	712	—	—
Sphinx Convertible Arb Fund SPC c/o Investment Mgmt.	620,000	0.72%	—	21,027	—	—
Sphinx Convertible Arbitrage SPC	239,000	0.28%	—	8,105	—	—
Sturgeon Limited	278,000	0.32%	—	9,428	—	—
UBS AG London Prime Broker	5,500,000	6.38%	—	186,534	—	—
UBS Securities LLC	2,745,000	3.18%	—	93,097	—	—
Viacom Inc. Pension Plan Master Trust	20,000	0.02%	—	678	—	—
Vicis Capital Master Fund	400,000	0.46%	—	13,566	—	—
Victus Capital, LP	1,600,000	1.86%	—	54,264	—	—
Whitebox Diversified Convertible Arbitrage Partners LP	1,000,000	1.16%	—	33,915	—	—
Xavex Convertible Arbitrage 10 Fund	680,000	0.79%	—	23,062	—	—
Xavex Convertible Arbitrage 2 Fund	90,000	0.10%	—	3,052	—	—
Xavex Convertible Arbitrage 4 Fund	74,000	0.09%	—	2,509	—	—
Zazove Convertible Arbitrage Fund L.P.	3,200,000	3.71%	—	108,528	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	359,000	0.42%	—	12,175	—	—
All other holders of notes and future transferees of such holders(3)	543,000	.63%	— (4)	18,416	—	—
Total	86,250,000	100.00%	—	2,925,194	116,605	*

*	Less than 1%
(1)	Figures in this column do not include the shares of stock issuable upon conversion of the notes listed in the column to the right.
(2)	Assumes the sale of all notes and all of the common stock offered.

(3)	Information concerning other selling securityholders will be set forth in post-effective amendments to this registration statement. Amounts in these columns may exceed the aggregate amount of notes and shares of common stock offered by this prospectus as a result of selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the preceding table is presented in transactions exempt from the registration requirements of the Securities Act and without informing us of such sale(s). In no event will the aggregate principal amount of notes offered by this prospectus exceed $86,250,000, nor will the number of shares offered hereby exceed 2,925,191.

(4)	Assumes that all other holders of notes or future transferees do not beneficially own any shares of common stock other than the shares issuable upon conversion of the notes.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the notes and the underlying common stock offered by this prospectus. However, if we decide to redeem the notes prior to May 1, 2009 and we elect to issue shares of our common stock to satisfy any portion of the required “make-whole” interest payment, the amount of cash we would otherwise be required to pay in connection with the redemption of the notes will be reduced. See “Description of Notes —Redemption of Notes at our Option—Provisional Redemption.” The selling securityholders and their successors, which include their transferees, distributees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold directly by selling securityholders and their successors or, alternatively, through underwriters, broker-dealers or agents, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sales by selling securityholders and their successors may be effected in transactions in the following manner (which may involve block transactions or transactions in which the same broker acts as agent on both sides of the transaction, known as crosses):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

Selling securityholders may enter into hedging or other derivative transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock in the course of the hedging transactions they assume. Selling securityholders may also sell the notes or the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

From time to time, the selling stockholders may transfer, pledge, donate, or assign their shares of common stock to lenders or others, and each of such persons will be deemed to be a “selling stockholder” for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholders will decrease as and when they take such actions. The plan of distribution for the selling stockholders’ shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees, and other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. Each of the selling securityholders reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on The Nasdaq National Market under the symbol “MATR.” We do not intend to list the notes for trading on any national securities exchange or on Nasdaq. The initial purchaser of the notes has advised us that it is making and intends to continue making a market in the notes; however, it is not obligated to do so and may stop such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Therefore, we cannot guarantee that any trading market will develop for the notes. Even if a market does develop, the market may not be maintained.

The notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholder.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, provides for cross-indemnification of the selling securityholders and us and their and our respective controlling persons against certain liabilities, including certain liabilities under the Securities Act or contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the notes and the common stock issuable upon conversion or redemption of the notes being offered hereby and certain tax consequences of the notes. Carl E. Sanders, one of our directors, and the Chairman of Troutman Sanders LLP, is the beneficial owner of 35,767 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Matria Healthcare, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003, financial statements contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

     We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. We also maintain an internet site at www.matria.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus.

Incorporation by Reference

     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed with the SEC (SEC File No. 000-20619):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

•	Our Quarterly Report on Form 10-Q for the quarters ended September 30, 2004, June 30, 2004 and March 31, 2004, filed with the SEC on November 8, 2004, August 9, 2004 and May 7, 2004, respectively; and

•	Our Current Reports on Form 8-K dated October 25, 2004, July 15, 2004, June 24, 2004, June 4, 2004, March 30, 2004 (excluding the portion furnished under Item 9, Regulation FD Disclosure), May 4, 2004, May 6, 2004 and June 4, 2004.

     We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of securities contemplated hereby. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Investor Relations
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the various expenses and costs incurred by Matria Healthcare, Inc. in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$12,177.61
Trustees’ fees and expenses.	$7,500
Printing and engraving costs	$25,000
Accounting fees and expenses	$35,000
Legal fees and expenses	$50,000
Miscellaneous	$10,000
Total	$139,677.61

     All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by us.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal actions, had no reasonable cause to believe was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers.

     Our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by law, indemnify our directors and officers against any liability, losses or related expenses which they may incur by reason of serving or having served as directors and officers of Matria. Our Restated Certificate of Incorporation limits our directors’ liability for monetary damages to us and our stockholders for breaches of fiduciary duty to the fullest extent permitted under the DGCL. The DGCL permits Delaware corporations to include in their certificate of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

     Our Amended Bylaws provide that each person who is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Matria, or is or was serving at the request of Matria as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by us to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit or his or her heirs, executors and administrators; provided, however, that we will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. The right to indemnification is a contract right and includes the right to be paid by Matria the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified. We may provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     The indemnification rights conferred by our Restated Certificate of Incorporation and Amended Bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We maintain an insurance policy on behalf of our directors and officers insuring against certain liabilities including liabilities arising under the Securities Act.

ITEM 16.       EXHIBITS

     The following is a list of all exhibits filed as part of this registration statement on Form S-3, including those exhibits incorporated in this registration statement by reference.

Exhibit
Number	Description of Exhibits
4.1*	Indenture dated May 5, 2004 between Matria, the subsidiary Guarantors and Wells Fargo Bank, N.A. (filed as Exhibit 4.1 to Matria’s Form 8-K filed on May 6, 2004)
4.2*	Form of specimen certificate of common stock
5.1*	Opinion of Troutman Sanders LLP regarding the legality of the securities
8.1*	Opinion of Troutman Sanders LLP regarding tax consequences
10.1*	Registration Rights Agreement dated May 5, 2004 between Matria, the subsidiary Guarantors and UBS Securities LLC (filed as Exhibit 10.1 to Matria’s Form 8-K filed on May 6, 2004)
12.1*	Computation of ratio of earnings to fixed charges
23.1	Consent of KPMG LLP
23.2*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page to the registration statement)
25.1*	Form T-1 Statement of Eligibility and Qualification of Trustee

*Indicates exhibits previously filed with the Securities and Exchange Commission and incorporated herein by reference.

ITEM 17.       UNDERTAKINGS

     (a) Undertaking related to Rule 415 offering:

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, S-8 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Undertaking related to acceleration of effectiveness:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on the 19th day of November, 2004.

Matria Healthcare, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit, Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below on November 19th, 2004 by the following persons in the capacities indicated.

SIGNATURE	CAPACITY
/s/ Parker H. Petit Parker H. Petit	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Stephen M. Mengert* Stephen M. Mengert	Vice President-Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Frederick E. Cooper* Frederick E. Cooper	Director
/s/ Guy W. Millner* Guy W. Millner	Director
/s/ Carl E. Sanders* Carl E. Sanders	Director
/s/ Thomas S. Stribling* Thomas S. Stribling	Director
/s/ Donald W. Weber* Donald W. Weber	Director
/s/ Morris S. Weeden* Morris S. Weeden	Director
/s/ Wayne P. Yetter* Wayne P. Yetter	Director
/s/ Frederick P. Zuspan, M.D.* Frederick P. Zuspan, M.D.	Director
* /s/ Parker H. Petit By: Parker H. Petit, Attorney-In-Fact

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, Georgia on November 19th, 2004.

Facet Technologies, LLC

By:	/s/ William C. Taylor*

William C. Taylor, President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below on November 19th, 2004 by the following persons in the capacities indicated.

SIGNATURE	CAPACITY
/s/ William C. Taylor* William C. Taylor	President (Principal Executive Officer)

Matria Healthcare, Inc.
/s/ Parker H. Petit By: Parker H. Petit Its: Chairman and Chief Executive Officer	Managing Member
/s/ Yvonne V. Scoggins* Yvonne V. Scoggins	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* /s/ Parker H. Petit By: Parker H. Petit, Attorney-In-Fact

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, Georgia on November 19th, 2004.

Quality Oncology, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below on November 19th, 2004 by the following persons in the capacities indicated.

SIGNATURE	CAPACITY
/s/ Parker H. Petit Parker H. Petit	Chairman and Director (Principal Executive Officer)

/s/ Stephen M. Mengert* Stephen M. Mengert	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* /s/ Parker H. Petit By: Parker H. Petit, Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
4.1*	Indenture dated May 5, 2004 between Matria, the subsidiary Guarantors and Wells Fargo Bank, N.A. (filed as Exhibit 4.1 to Matria’s Form 8-K filed on May 6, 2004)

4.2*	Form of specimen certificate of common stock

5.1*	Opinion of Troutman Sanders LLP regarding the legality of the securities

8.1*	Opinion of Troutman Sanders LLP regarding tax consequences

10.1*	Registration Rights Agreement dated May 5, 2004 between Matria, the subsidiary Guarantors and UBS Securities LLC (filed as Exhibit 10.1 to Matria’s Form 8-K filed on May 6, 2004)

12.1*	Computation of ratio of earnings to fixed charges

23.1	Consent of KPMG LLP

23.2*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page to the registration statement)

25.1*	Form T-1 Statement of Eligibility and Qualification of Trustee

*Indicates exhibits previously filed with the Securities and Exchange Commission and incorporated herein by reference.